Exhibit 2.1

ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION

This Asset Purchase Agreement and Plan of Reorganization (this “Agreement”), dated as of July 25, 2008 (the “Effective Date”), is by and among Certified Diabetic Services, Inc., a Delaware corporation with a mailing address of 3030 Horseshoe Drive South, Suite 200, Naples, Florida 34104 (“CDIP”); Andover Medical, Inc., a Delaware corporation with a mailing address of 510 Turnpike Street, Suite 204, N. Andover, Massachusetts 01845 (“Andover,” collectively with CDIP, the “Target Companies” and sometimes each individually referred to as a “Target Company”); and Medical Solutions Management Inc., a Nevada corporation with a mailing address of 237 Cedar Hill Street, Marlboro, Massachusetts 01752 (“MSMT”).  MSMT and the Target Companies are each sometimes referred to individually as a “Constituent Company” and collectively as the “Constituent Companies.”  All capitalized terms used in this Agreement without definition shall have the respective meanings ascribed to such terms in Section 7.12 hereof.

BACKGROUND

The Board of Directors of each Constituent Company has, by resolutions duly adopted, determined that it is in the best interests of its respective Constituent Company and its respective stockholders to consolidate the operations of CDIP and Andover with and into MSMT (the “Reorganization”).  In furtherance of the same, MSMT will issue shares of its capital stock to each Target Company in exchange for substantially all of the assets of each Target Company other than the Excluded Assets.  Upon consummation of the Reorganization, the parties intend that the stockholders of CDIP will own forty-five percent (45.0%) of the outstanding voting common stock, par value $0.0001, of MSMT (the “MSMT Common Stock”); the stockholders of Andover will own thirty-five percent (35.0%) of the outstanding MSMT Common Stock; and the existing stockholders of MSMT will own twenty percent (20.0%) of the outstanding MSMT Common Stock (in each case calculated immediately following the Closing and after giving effect to the conversion or exercise of all outstanding shares of MSMT Preferred Stock and all convertible debentures of MSMT which are convertible into shares of MSMT Common Stock, but excluding any shares of MSMT Common Stock issuable upon the exercise of warrants or options of MSMT).  In order to accomplish the above and enable the parties to receive the consideration set forth in this Agreement without having to recognize income for federal income tax purposes, the transactions contemplated by this Agreement are being structured to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).  In consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

OPERATIVE PROVISIONS

ARTICLE I

EXCHANGE OF ASSETS FOR STOCK; CLOSING

1.1.                              Purchase and Sale.

(a)                                  CDIP Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations and warranties contained herein, at the Closing, CDIP shall sell, transfer, convey, assign and deliver to MSMT, and MSMT shall purchase from CDIP, free and clear of all Liens and subject to the exclusions set forth in Section 1.2(a), all of the assets of CDIP (the “CDIP Purchased Assets”) which shall include, without limitation:

(i)                                     those shares of capital stock or other equity interests of each subsidiary of CDIP set forth on Schedule 1.1(a)(i) hereto (each subsidiary, a “CDIP Subsidiary” and collectively, the “CDIP Subsidiaries”);

(ii)                                  title to all of the property used or held for use in CDIP’s business, including without limitation, all furniture, fixtures, computers, office equipment and miscellaneous assets of every kind and nature owned by CDIP or used in or necessary for the operation of its business;

(iii)                               all right, title and interest of CDIP in and to all contracts (expressly including unfilled contracts for services), agreements, leases, commitments, arrangements or understandings pertaining to the operation of CDIP’s business;

(iv)                              all right, title and interest in and to all of the following: patents and patent rights, trademarks and trademark rights (whether registered or not), including any goodwill therein, trade names and trade name rights, domain names, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights (whether registered or not), trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs, software (whether in source or object code) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights; the foregoing shall include, without limitation, all software under development owned by CDIP and listed on Schedule 1.1(a)(iv) (including the software development schedule included therein) and all licenses, agreements and other arrangements under which CDIP has the right to use any of the intangible or proprietary rights of a third party to the extent used or held for use by CDIP in the conduct of the business;

(v)                                 all lists of present customers and lists of former customers and other customer-related records of CDIP’s  business;

(vi)                              all goodwill associated with CDIP’s business or the CDIP Purchased Assets;

(vii)                           all books, files and records of CDIP (including, without limitation, all surveys, schematics, flow charts, permit filings, mailing lists, customer lists, equipment maintenance records, warranty information, records of operations, payroll history, standard forms of documents, manuals of operation or business procedures, training manuals and training aids and other proprietary or confidential information to the extent the same may be necessary or desirable for the operation of CDIP’s business) relating to CDIP’s business (other than minutes of corporate meetings, capital stock ledger and purely corporate records); provided that any of the foregoing which CDIP reasonably deems necessary to CDIP’s continued operation, proper accounting and record keeping functions following the Closing shall not constitute part of the CDIP Purchased Assets and shall be retained by CDIP;

(viii)                        all of the governmental permits, licenses, certificates of inspection, approvals or other authorizations issued to CDIP and used in CDIP’s business (collectively, the “CDIP Governmental Permits”) (and to the extent any such permits are not assignable or transferable to MSMT, CDIP will use its best efforts to cooperate with MSMT as may be reasonably requested to enable MSMT to apply for and obtain the CDIP Governmental Permits or to receive the benefits of the CDIP Governmental Permits); and

(ix)                                except as specifically provided in Section 1.2(a), all other assets of CDIP that exist on the Closing Date, whether tangible or intangible, real or personal.

(b)                                 Andover Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations and warranties contained herein, at the Closing, Andover shall sell, transfer, convey, assign and deliver to MSMT, and MSMT shall purchase from Andover, free and clear of all Liens and subject to the exclusions set forth in Section 1.2(b), all of the assets of Andover (the “Andover Purchased Assets”) which shall include, without limitation:

(i)                                     those shares of capital stock of each subsidiary of Andover set forth on Schedule 1.1(b)(i) hereto (each subsidiary, an “Andover Subsidiary” and collectively, the “Andover Subsidiaries”);

(ii)                                  title to all of the property used or held for use in Andover’s business, including without limitation, all furniture, fixtures, computers, office equipment and miscellaneous assets of every kind and nature owned by Andover or used in or necessary for the operation of its business;

(iii)                               all right, title and interest of Andover in and to all contracts (expressly including unfilled contracts for services), agreements, leases, commitments, arrangements or understandings pertaining to the operation of Andover’s business;

(iv)                              all right, title and interest in and to all of the following: patents and patent rights, trademarks and trademark rights (whether registered or not), including any goodwill therein, trade names and trade name rights, domain names, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights (whether registered or not), trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs, software (whether in source or object code) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights; the foregoing shall include, without limitation, all software under development owned by Andover and listed on Schedule 1.1(b)(iv) and all licenses, agreements and other arrangements under which Andover has the right to use any of the intangible or proprietary rights of a third party to the extent used or held for use by Andover in the conduct of the business;

(v)                                 all lists of present customers and lists of former customers and other customer-related records of Andover’s  business;

(vi)                              all goodwill associated with Andover’s business or the Andover Purchased Assets;

(vii)                           all books, files and records of Andover (including, without limitation, all surveys, schematics, flow charts, permit filings, mailing lists, customer lists, equipment maintenance records, warranty information, records of operations, payroll history, standard forms of documents, manuals of operation or business procedures, training manuals and training aids and other proprietary or confidential information to the extent the same may be necessary or desirable for the operation of Andover’s business) relating to Andover’s business (other than minutes of corporate meetings, capital stock ledger and purely corporate records); provided that any of the foregoing which Andover reasonably deems necessary to Andover’s continued operation, proper accounting and record keeping functions following the Closing shall not constitute part of the Andover Purchased Assets and shall be retained by Andover;

(viii)                        all of the governmental permits, licenses, certificates of inspection, approvals or other authorizations issued to Andover and used in Andover’s business (collectively, the “Andover Governmental Permits”) (and to the extent any such permits are not assignable or transferable to MSMT, Andover will use its best efforts to cooperate with MSMT as may be reasonably requested to enable MSMT to apply for and obtain the Andover Governmental Permits or to receive the benefits of the Andover Governmental Permits); and

(ix)                                except as specifically provided in Section 1.2(b), all other assets of Andover that exist on the Closing Date, whether tangible or intangible, real or personal.

1.2.                              Excluded Assets.

(a)                                  CDIP Excluded Assets.  Notwithstanding the provisions of Section 1.1(a), it is hereby agreed that the CDIP Purchased Assets shall not include, and CDIP is not selling to MSMT, and MSMT is not purchasing or acquiring from CDIP, the assets listed on Schedule 1.2 (a) (collectively, the “CDIP Excluded Assets”).

(b)                                 Andover Excluded Assets.  Notwithstanding the provisions of Section 1.1(b), it is hereby agreed that the Andover Purchased Assets shall not include, and Andover is not selling to MSMT, and MSMT is not purchasing or acquiring from Andover, the assets listed on Schedule 1.2(b) (collectively, the “Andover Excluded Assets”).

1.3.                              Assumed Liabilities.

(a)                                  CDIP Assumed Liabilities.  In further consideration of the transfers contemplated hereby, MSMT shall assume, effective as of the Closing Date, and shall satisfy or perform as they come due, all liabilities and obligations of CDIP (collectively, the “CDIP Assumed Liabilities”) except for the CDIP Excluded Liabilities.  For purposes of this

Agreement, the term “CDIP Excluded Liabilities” shall mean (i) any liability arising out of or related to the CDIP Excluded Assets; (ii) any liability arising out of or related to the negotiation, consummation or performance of the Reorganization, including, without limitation, any suit filed by a stockholder or creditor of CDIP (whether directly or in the nature of a derivative action) against CDIP, any member of its Board of Directors or any of its officers alleging a breach of fiduciary duty (or any claims of a similar nature) by any member of such Board of Directors or any officer; and (iii) any liability set forth on Schedule 1.3(a).

(b)                                 Andover Assumed Liabilities.  In further consideration of the transfers contemplated hereby, MSMT shall assume, effective as of the Closing Date, and shall satisfy or perform as they come due, all liabilities and obligations of Andover (collectively, the “Andover Assumed Liabilities”) except for the Andover Excluded Liabilities. For purposes of this Agreement, the term “Andover Excluded Liabilities” shall mean (i) any liability arising out of or related to the Andover Excluded Assets; (ii) any liability arising out of or related to the negotiation, consummation or performance of the Reorganization, including, without limitation, any suit filed by a stockholder or creditor of Andover (whether directly or in the nature of a derivative action) against Andover, any member of its Board of Directors or any of its officers alleging a breach of fiduciary duty (or any claims of a similar nature) by any member of such Board of Directors or any officer; and (iii) any liability set forth on Schedule 1.3(b).

1.4.                              Purchase Price.

(a)                                  CDIP Purchase Price.  In consideration of the sale, transfer, assignment, conveyance and delivery by CDIP of the CDIP Purchased Assets to MSMT and of the other agreements of CDIP stated herein, MSMT shall issue the following shares of its voting capital stock to CDIP:

(i)                                     Common Stock.  MSMT shall issue to CDIP shares of MSMT Common Stock equal to the product of (a) the number of shares of CDIP voting common stock, par value $0.001 (the “CDIP Common Stock”), issued and outstanding immediately prior to the Closing, and (b) the CDIP Pricing Ratio.

(ii)                                  Preferred Stock.  MSMT shall issue to CDIP Four Hundred Sixty- Six Thousand (466,000) shares of its Series B Voting Convertible Preferred Stock, par value $0.0001, in the form set forth in the MSMT Charter Amendment (the “Series B Preferred Stock”) and Eleven Million Two Hundred Seventy-Two Thousand Three Hundred Fifty-Six (11,272,356) shares of its Series C Voting Convertible Preferred Stock, par value $0.0001, in the form set forth in the MSMT Charter Amendment (the “Series C Preferred Stock”).

(b)                                 Andover Purchase Price.  In consideration of the sale, transfer, assignment, conveyance and delivery by Andover of the Andover Purchased Assets to MSMT and of the other agreements of Andover stated herein, MSMT shall issue the following shares of its voting capital stock to Andover:

(i)                                     Common Stock.  MSMT shall issue to Andover shares of MSMT Common Stock equal to the product of (a) the number of shares of Andover voting common stock, par value $0.001 (the “Andover Common Stock”) issued and outstanding immediately prior to the Closing, and (b) the Andover Pricing Ratio.  The Andover Common Stock and CDIP Common Stock are sometimes referred to herein collectively as the “TC Common Stock.”

(ii)                                  Preferred Stock.  MSMT shall issue to Andover Five Million Sixty-Five Thousand Eight Hundred (5,065,800) shares of its Series A Voting Convertible Preferred Stock, par value $0.0001, in the form set forth in the MSMT Charter Amendment (the “Series A Preferred Stock,” collectively with the Series B Preferred Stock and Series C Preferred Stock, the “MSMT Preferred Stock” and collectively with the MSMT Common Stock, the “MSMT Securities”) and Two Million Six Hundred Seventy-Seven Thousand Six Hundred Forty-Four (2,677,644) shares of Series C Preferred Stock.

1.5.                              Common Stock Purchase Warrants of the Target Companies.

(a)                                  Common Stock Purchase Warrants of CDIP.  At the Closing, each outstanding warrant to purchase CDIP Common Stock set forth on Schedule 1.5(a) (the “CDIP Warrants”), shall be assumed by MSMT and the holder thereof shall be entitled to be issued a new MSMT warrant to purchase a number of shares of MSMT Common Stock equal to the product (rounded up to the nearest whole number) of (a) the number of shares of CDIP Common Stock subject to the CDIP Warrant immediately prior to the Closing and (b) the CDIP Pricing Ratio; at an exercise price per share (rounded down to the nearest whole cent) equal to (x) the exercise price per share of such CDIP Warrant immediately prior to the Closing divided by (y) the CDIP Pricing Ratio (all of the foregoing collectively, the “Assumed CDIP Warrants”).  MSMT shall assume the CDIP Warrants and the terms (as in effect as of the Closing) of such agreements by which such CDIP Warrants are evidenced.  CDIP shall, as promptly as reasonably practicable but in any event not later than ten (10) days following the Closing, furnish to each holder of the Assumed CDIP Warrants a notice of the consummation of the Reorganization, which notice shall set forth such assumption of the CDIP Warrants and include the amount of MSMT Common Stock into which each Assumed CDIP Warrant is exercisable.  At the request of a holder and upon surrender of each Assumed CDIP Warrant, MSMT shall deliver to the holder a new MSMT warrant evidencing the rights of the holder to purchase MSMT Common Stock, which new MSMT warrant shall in all other respects be identical to the surrendered Assumed CDIP Warrant.

(b)                                 Common Stock Purchase Warrants of Andover.  At the Closing, each outstanding warrant to purchase Andover Common Stock set forth on Schedule 1.5(b) (the “Andover Warrants”), shall be assumed by MSMT and the holder thereof shall be entitled to be issued a new MSMT warrant to purchase a number of shares of MSMT Common Stock equal to the product (rounded up to the nearest whole number) of (a) the number of shares of Andover Common Stock subject to the Andover Warrant immediately prior to the Closing and (b) the Andover Pricing Ratio; at an exercise price per share (rounded down to the nearest whole cent) equal to (x) the exercise price per share of such Andover Warrant immediately prior to the Closing divided by (y) the Andover Pricing Ratio (all of the foregoing collectively, the “Assumed Andover Warrants,” and collectively with the CDIP Assumed Warrants, the “Assumed Warrants”).  MSMT shall assume the Andover Warrants and the terms (as in effect as of the Closing) of such agreements by which such Andover Warrants are evidenced.  Andover shall, as promptly as reasonably practicable but in any event not later than ten (10) days following the Closing, furnish to each holder of the Assumed Andover Warrants a notice of the consummation of the Reorganization, which notice shall set forth such assumption of the Andover Warrants and include the amount of MSMT Common Stock into which each Andover Warrant is exercisable.  At the request of a holder and upon surrender of each Assumed Andover Warrant, MSMT shall deliver to the holder a new MSMT warrant evidencing the rights of the holder to purchase MSMT Common Stock, which new MSMT warrant shall in all other respects be identical to the surrendered Assumed Andover Warrant.

1.6.                              Stock Options of Target Companies.

(a)                                  Stock Options of CDIP.  At the Closing, each option to purchase CDIP Common Stock set forth on Schedule 1.6(a) (collectively, the “CDIP Options”) that is outstanding and unexercised immediately prior to the Closing (collectively, the “Assumed CDIP Options”), whether or not vested, shall be assumed by MSMT (such assumption inclusive of the terms of the option agreement by which such option is evidenced as in effect as of the Closing Date) and the holder thereof shall be entitled to be issued a new MSMT option to purchase the number of shares of MSMT Common Stock equal to the product of (a) the number of shares of CDIP Common Stock that were subject to such Assumed CDIP Option immediately prior to the Closing and (b) the CDIP Pricing Ratio, and rounding the resulting number up to the nearest whole number of MSMT Common Stock; at a per share exercise price equal to the quotient of (x) the per share exercise price of CDIP Common Stock subject to such Assumed CDIP Option, as in effect immediately prior to the Closing and (y) the CDIP Pricing Ratio, and rounding the resulting exercise price down to the nearest whole cent.  Any remaining restrictions on the exercise of any Assumed CDIP Option shall continue in full force and effect and the term, exercisability, remaining vesting schedule and other provisions of such Assumed CDIP Option shall otherwise remain unchanged as a result of the assumption of such Assumed CDIP Option.  CDIP shall, as promptly as reasonably practicable but in any event not later than ten (10) days following the Closing, furnish to each holder of the Assumed CDIP Options a notice of the consummation of the Reorganization, which notice shall set forth such assumption of the CDIP Options and include the amount of MSMT Common Stock into which each CDIP Option is exercisable.  At the request of a holder and upon surrender of each Assumed CDIP Option, MSMT shall deliver to the holder a new MSMT option evidencing the rights of the holder to purchase MSMT Common Stock, which new MSMT option shall in all other respects be identical to the surrendered Assumed CDIP Option.

(b)                                 Stock Options of Andover.  At the Closing, each option to purchase Andover Common Stock set forth on Schedule 1.6(b) (collectively, the “Andover Options”) that is outstanding and unexercised immediately prior to the Closing (collectively, the “Assumed Andover Options” and collectively with the Assumed CDIP Options, the “Assumed Options”), whether or not vested, shall be assumed by MSMT (such assumption inclusive of the terms of the option agreement by which such option is evidenced as in effect as of the Closing Date) and the holder thereof shall be entitled to be issued a new MSMT option to purchase the number of shares of MSMT Common Stock equal to the product of (a) the number of shares of Andover Common Stock that were subject to such Assumed Andover Option immediately prior to the Closing and (b) the Andover Pricing Ratio, and rounding the resulting number up to the nearest whole number of MSMT Common Stock; at a per share exercise price equal to the quotient of (x) the per share exercise price of Andover Common Stock subject to such Assumed Andover Option, as in effect immediately prior to the Closing and (y) the Andover Pricing Ratio, and rounding the resulting exercise price down to the nearest whole cent.  Any remaining restrictions on the exercise of any Assumed Andover Option shall continue in full force and effect and the term, exercisability, remaining vesting schedule and other provisions of such Assumed Andover Option shall otherwise remain unchanged as a result of the assumption of such Assumed Andover Option.  Andover shall, as promptly as reasonably practicable but in any event not later than ten (10) days following the Closing, furnish to each holder of the Assumed Andover Options a notice of the consummation of the Reorganization, which notice shall set forth such assumption of the Andover Options and include the amount of MSMT Common Stock into which each Andover Option is exercisable.  At the request of a holder and upon surrender of each Assumed Andover Option, MSMT shall deliver to the holder a new MSMT option evidencing the rights of the holder to purchase MSMT Common Stock, which new MSMT option shall in all other respects be identical to the surrendered Assumed Andover Option.

1.7.                              Escrow of Additional MSMT Common Stock.  At the Closing, MSMT shall issue shares of MSMT Common Stock in an amount equal to eight percent (8%) of the issued and outstanding MSMT Common Stock (calculated immediately following the Closing and after giving effect to the conversion or exercise of all outstanding shares of MSMT Preferred Stock and all convertible debentures of MSMT which are convertible into shares of MSMT Common Stock, but excluding any shares of MSMT Common Stock issuable upon the exercise of warrants or options of MSMT) (the “Escrow Shares”) to the Escrow Agent (as such term is defined in the Escrow Agreement) pursuant to an escrow agreement by and among the Constituent Companies and the Escrow Agent, the form of which is attached hereto as Exhibit 1.7 (the “Escrow Agreement”).  The Escrow Shares shall be distributed in accordance with the terms of the Escrow Agreement.

1.8.                              Distribution of MSMT Securities.

(a)                                  CDIP Distribution of MSMT Securities.  CDIP hereby covenants and agrees that, as soon as practicable after the Closing Date and no later than forty-five (45) days following the Closing Date, CDIP shall distribute the MSMT Securities received by it pursuant to Section 1.4(a) and the notices referenced in Sections 1.5 and 1.6 regarding the Assumed CDIP Warrants and Assumed CDIP Options as follows:

(i)                                     MSMT Common Stock received by CDIP pursuant to Section 1.4(a)(i) shall be distributed by CDIP on a pro-rata basis to the holders of record of CDIP Common Stock existing on the Closing Date;

(ii)                                  Series B Preferred Stock received by CDIP pursuant to Section 1.4(a)(ii) shall be distributed by CDIP on a pro-rata basis to the holders of record of CDIP Series B Preferred Stock existing on the Closing Date;

(iii)                               Series C Preferred Stock received by CDIP pursuant to Section 1.4(a)(ii) shall be distributed by CDIP on a pro-rata basis to the holders of record of CDIP Series C Preferred Stock and CDIP Series D Preferred Stock existing on the Closing Date;

(iv)                              notices regarding the Assumed CDIP Warrants received by CDIP pursuant to Section 1.5(a) shall be distributed to the holders of record thereof; and

(v)                                 notices regarding the Assumed CDIP Options received by CDIP pursuant to Section 1.6(a) shall be distributed to the holders of record thereof.

(b)                                 Andover Distribution of MSMT Securities.  Andover hereby covenants and agrees that, as soon as practicable after the Closing Date and no later than forty-five (45) days following the Closing Date, Andover shall distribute the MSMT Securities received by it pursuant to Section 1.4(b) and the notices referenced in Section 1.5 and 1.6 regarding the Assumed Andover Warrants and Assumed Andover Options as follows:

(i)                                     MSMT Common Stock received by Andover pursuant to Section 1.4(b)(i) shall be distributed by Andover on a pro-rata basis to the holders of record of Andover Common Stock existing on the Closing Date;

(ii)                                  Series A Preferred Stock received by Andover pursuant to Section 1.4(b)(ii) shall be distributed by Andover on a pro-rata basis to the holders of record of Andover 6% Series A Convertible Preferred Stock existing on the Closing Date;

(iii)                               Series C Preferred Stock received by Andover pursuant to Section 1.4(b)(ii) shall be distributed by Andover on a pro-rata basis to the holders of record of Andover 6% Series B Convertible Preferred Stock and 8% Series D Convertible Preferred Stock existing on the Closing Date;

(iv)                              notices regarding the Assumed Andover Warrants received by Andover pursuant to Section 1.5(b) shall be distributed to the holders of record thereof; and

(v)                                 notices regarding the Assumed Andover Options received by Andover pursuant to Section 1.6(b) shall be distributed to the holders of record thereof.

(c)                                  Issuance of MSMT Securities.  In connection with the distribution of the MSMT Securities by each Target Company as contemplated in Sections 1.8(a) and 1.8(b), within five (5) Business Days after the Closing each Target Company shall deliver to MSMT a notice certifying the names of the stockholders of record to whom each Target Company will distribute the MSMT Securities.  Each notice shall contain the name and address of each such stockholder of record and the number and class of shares of MSMT Securities to which each such stockholder is entitled.  Upon receipt of each such notice, MSMT will cause its transfer agent to issue stock certificates in the names and denominations set forth therein and to deliver the same to each Target Company within thirty (30) days after the Closing.  MSMT shall cause its transfer agent to issue stock certificates which are, assuming the continued effectiveness of the Registration Statement, free of any restrictions or restrictive legends (other than with respect to certificates to be issued to the Persons listed on Schedule 1.8(c) hereto who have been identified by MSMT as Persons who will be Affiliates of MSMT immediately following the Closing).

1.9.                              No Fractional Shares.  No fraction of a share of MSMT Common Stock will be issued to Andover or CDIP (or subsequently distributed by Andover or CDIP to their respective shareholders).  In lieu thereof, MSMT, CDIP and Andover shall round down any fractional shares to the nearest whole number of shares of MSMT Common Stock.  Any shares of MSMT Common Stock remaining after a Target Company’s distribution to its shareholders in accordance with Section 1.8 hereof shall be forwarded to MSMT for retirement.

1.10.                        Adjustment to Pricing Ratios.  The CDIP Pricing Ratio and the Andover Pricing Ratio, as applicable, shall be equitably adjusted to reflect fully the effect of (a) any stock split, reverse split, stock combination, stock dividend (including any dividend or distribution of securities convertible into CDIP Common Stock, Andover Common Stock or MSMT Common  Stock), reorganization, reclassification, recapitalization or other like change with respect to CDIP Common Stock, Andover Common Stock or MSMT Common Stock occurring after the Effective Date and prior to the Closing Date; and (b) any adjustment required as a result of any breach of the representations and warranties contained in Sections 2.1(f), 2.2(f) or 2.3(f), as contemplated by Section 4.12.  In addition, the Constituent Companies acknowledge that the CDIP Pricing Ratio and the Andover Pricing Ratio reflect the issuance of securities contemplated by the New MSMT Financing and New Andover Financing.  In the event that either the New MSMT Financing or New Andover Financing have not been consummated prior to Closing, the CDIP Pricing Ratio and Andover Pricing Ratio will adjusted accordingly.  At the Closing, the Constituent Companies will execute a certificate containing the definitive CDIP Pricing Ratio and Andover Pricing Ratio.

1.11.                        Closing.  The closing contemplated by this Agreement (the “Closing” and such date the Closing occurs on, the “Closing Date”) shall be held at the offices of Bush Ross, P.A., 1801 N. Highland Avenue, Tampa, Florida 33602, on a date determined by mutual agreement among the Constituent Companies which date shall be as soon as practicable after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article V hereof (other than those conditions that relate to action to be taken at the Closing, but subject to satisfaction of such conditions at Closing), unless this Agreement has been theretofore terminated pursuant to its terms or unless extended by mutual written agreement of the Constituent Companies.  At the Closing, the following deliveries shall be made to the applicable parties:

(a)                                  a bill of sale for the CDIP Purchased Assets in the form of Exhibit 1.11(a)  (the “CDIP Bill of Sale”) executed by CDIP in favor of MSMT;

(b)                                 a bill of sale for the Andover Purchased Assets in the form of Exhibit 1.11(b) (the “Andover Bill of Sale”) executed by Andover in favor of MSMT;

(c)                                  an assignment of the CDIP Purchased Assets that are intangible personal property of CDIP in the form of Exhibit 1.11(c), which assignment shall also contain MSMT’s undertaking and assumption of the CDIP Assumed Liabilities (the “CDIP Assignment, Release and Assumption Agreement”), executed by CDIP and MSMT;

(d)                                 an assignment of the Andover Purchased Assets that are intangible personal property of Andover in the form of Exhibit 1.11(d), which assignment shall also contain MSMT’s undertaking and assumption of the Andover Assumed Liabilities (the “Andover Assignment, Release and Assumption Agreement”), executed by Andover and MSMT;

(e)                                  an assignment of the CDIP Intellectual Property Rights in the form of Exhibit 1.11(e) executed by CDIP and MSMT;

(f)                                    intentionally omitted;

(g)                                 certificates representing all of the outstanding shares of each CDIP Subsidiary, duly endorsed (or accompanied by duly executed stock powers in form and substance reasonably satisfactory to MSMT and Andover) and, signed by CDIP,  for transfer to MSMT;

(h)                                 certificates representing all of the outstanding shares of each Andover Subsidiary, duly endorsed (or accompanied by duly executed stock powers in form and substance reasonably satisfactory to MSMT and CDIP) and, signed by Andover,  for transfer to MSMT;

(i)                                     the Escrow Agreement executed by CDIP, Andover and MSMT;

(j)                                     a list, certified as true, correct and complete by an officer of CDIP of all of the stockholders of CDIP as of the Closing Date and the number and class of securities owned by each such stockholder on the Closing Date;

(k)                                  a list, certified as true, correct and complete by an officer of Andover of all of the stockholders of Andover as of the Closing Date and the number and class of securities owned by each such stockholder on the Closing Date;

(l)                                     a list, certified as true, correct and complete by an officer of MSMT of all of the stockholders of MSMT as of the Closing Date and the number and class of securities owned by each such stockholder on the Closing Date;

(m)                               a certificate of the secretary of CDIP, certifying (i) that the resolutions attached to such certificate authorizing and approving the execution and delivery of this Agreement and the Transaction Documents to which CDIP is a party and the consummation of the transactions contemplated hereby and thereby were duly adopted by CDIP, (ii) that such resolutions have not been amended and remain in full force and effect, (iii) as to the incumbency of each signatory to this Agreement and each Transaction Document to which CDIP is a party and (iv) attaching certificates, dated not more than five (5) days prior to the Closing Date, of the relevant Governmental Authority or other appropriate official in each state in which CDIP and each CDIP Subsidiary are organized as to each of the aforementioned entities’ legal existence and good standing in such state;

(n)                                 a certificate of the secretary of Andover, certifying (i) that the resolutions attached to such certificate authorizing and approving the execution and delivery of this Agreement and the Transaction Documents to which Andover is a party and the consummation of the transactions contemplated hereby and thereby were duly adopted by Andover, (ii) that such resolutions have not been amended and remain in full force and effect, (iii) as to the incumbency of each signatory to this Agreement and each Transaction Document to which Andover is a party and (iv) attaching certificates, dated not more than five (5) days prior to the Closing Date, of the relevant Governmental Authority or other appropriate official in each state in which Andover and each Andover Subsidiary are organized as to each of the aforementioned entities’ legal existence and good standing in such state;

(o)                                 a certificate of the secretary of MSMT, certifying (i) that the resolutions attached to such certificate authorizing and approving the execution and delivery of this

Agreement and the Transaction Documents to which MSMT is a party and the consummation of the transactions contemplated hereby and thereby were duly adopted by MSMT, (ii) that such resolutions have not been amended and remain in full force and effect, (iii) as to the incumbency of each signatory to this Agreement and each Transaction Document to which MSMT is a party and (iv) attaching certificates, dated not more than five (5) days prior to the Closing Date, of the relevant Governmental Authority or other appropriate official in each state in which MSMT and each MSMT Subsidiary are organized as to each of the aforementioned entities’ legal existence and good standing in such state;

(p)                                 a certificate executed by CDIP’s Chief Executive Officer or Chief Financial Officer stating that, with respect to CDIP, the conditions set forth in Sections 5.1(a) and 5.1(b), as they relate to CDIP, have been satisfied; the condition set forth in Section 5.1(e) as it relates to the stockholders of CDIP has been satisfied; and the conditions set forth in Sections 5.2(b)(i), 5.2(c)(i), 5.2(d)(i), 5.3(b)(ii), 5.3(c)(ii) and 5.3(d)(ii) have been satisfied;

(q)                                 a certificate executed by Andover’s Chief Executive Officer or Chief Financial Officer stating that with respect to Andover, the conditions set forth in Sections 5.1(a) and 5.1(b), as they relate to Andover, have been satisfied; the condition set forth in Section 5.1(e) as it relates to the stockholders of Andover has been satisfied; and the conditions set forth in Sections 5.2(b)(ii), 5.2(c)(ii), 5.2(d)(ii), 5.4(b)(ii), 5.4(c)(ii) and 5.4(d)(ii) have been satisfied;

(r)                                    a certificate executed by MSMT’s Vice President-Controller stating that with respect to MSMT, the conditions set forth in Sections 5.1(a) and 5.1(b), as they relate to MSMT, have been satisfied; the conditions set forth in 5.1(c) and 5.1(d) have been satisfied; the condition set forth in Section 5.1(e) as it relates to the stockholders of MSMT has been satisfied; and the conditions set forth in Sections 5.3(b)(i), 5.3(c)(i), 5.3(d)(i), 5.4(b)(i), 5.4(c)(i) and 5.4(d)(i) have been satisfied;

(s)                                  certificates representing the shares of MSMT Common Stock to be issued to CDIP, duly endorsed (or accompanied by duly executed stock powers in form and substance reasonably satisfactory to CDIP) and, signed by MSMT;

(t)                                    certificates representing the shares of MSMT Common Stock to be issued to Andover, duly endorsed (or accompanied by duly executed stock powers in form and substance reasonably satisfactory to Andover) and, signed by MSMT;

(u)                                 certificates representing the shares of Series B Preferred Stock and Series C Preferred Stock to be issued to CDIP, duly endorsed (or accompanied by duly executed stock powers in form and substance reasonably satisfactory to CDIP) and, signed by MSMT;

(v)                                 certificates representing the shares of Series A Preferred Stock and Series C Preferred Stock to be issued to Andover, duly endorsed (or accompanied by duly executed stock powers in form and substance reasonably satisfactory to Andover) and, signed by MSMT;

(w)                               a certified copy of the MSMT Charter Amendment as filed with the Secretary of State of the State of Nevada;

(x)                                   notices relating to the Assumed CDIP Options and the Assumed CDIP Warrants; and

(y)                                 notices relating to the Assumed Andover Options and the Assumed Andover Warrants.

1.12.                        Post-Reorganization Capitalization Table.  Attached hereto as Exhibit 1.12 is a post-Reorganization capitalization table of MSMT after giving effect to the transactions contemplated by this Agreement and the New MSMT Financing and New Andover Financing. (such post-Closing capitalization table shall be prepared on both a pre-split and post-split basis).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE CONSTITUENT COMPANIES

2.1.                              Representations and Warranties of Andover.  Except as set forth under the corresponding section of the disclosure schedules delivered to each of CDIP and MSMT concurrently herewith (the “Andover Disclosure Schedules”) or as otherwise disclosed in the Andover SEC Reports (as defined below) filed by Andover, which Andover Disclosure Schedules and Andover SEC Reports shall be deemed a part hereof and to qualify any representation or warranty otherwise made herein to the extent of such disclosure, Andover hereby makes the representations and warranties set forth below to CDIP and MSMT:

(a)                                  Subsidiaries.  All of the direct and indirect subsidiaries of Andover are set forth on Schedule 1.1(b)(i).  Except as set forth on Schedule 1.1(b)(i), Andover owns, directly or indirectly, all of the capital stock or other equity interests of each Andover Subsidiary free and clear of any Liens, and all the issued and outstanding shares of capital stock of each Andover Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b)                                 Organization and Qualification.  Andover and each Andover Subsidiary is duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of incorporation or organization (as applicable), with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted.  Neither Andover nor any Andover Subsidiary is in violation or default of any of the provisions of its certificate or articles of incorporation, bylaws or other organizational or charter documents.  Each of Andover and each Andover Subsidiary is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c)                                  Authorization; Enforcement.  Andover has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of each of the Transaction Documents by Andover and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Andover and no further action is required by Andover, its Board of Directors or its stockholders in connection therewith other than in connection with the Andover Required Approvals (as defined in Section 2.1(e) hereof).  Each Transaction Document has been (or upon delivery will have been) duly executed by Andover and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of Andover enforceable against Andover in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d)                                 No Conflicts.  The execution, delivery and performance of the Transaction Documents by Andover and the consummation by Andover of the other transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of Andover’s or any Andover Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) subject to the Andover Required Approvals, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of Andover or any Andover Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument or other understanding to which Andover or any Andover Subsidiary is a party or by which any property or asset of Andover or any Andover Subsidiary is bound or affected, or (iii) subject to the Andover Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Authority to which Andover or an Andover Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of Andover or an Andover Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e)                                  Filings, Consents and Approvals.  Neither Andover nor any Andover Subsidiary is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other Governmental Authority or other Person in connection with the execution, delivery and performance by Andover of the Transaction Documents, other than the delivery of the notices and the receipt of the approvals set forth on Schedule 2.1(e) (collectively, the “Andover Required Approvals”).

(f)                                    Capitalization.  The capitalization of Andover is as set forth on Schedule 2.1(f).  Except as set forth on Schedule 2.1(f), Andover has not issued any capital stock since its most recently filed periodic report under the Exchange Act.  Except as set forth on Schedule 2.1(f), no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents.  Except as set forth on Schedule 2.1(f), there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Andover Common Stock, or contracts, commitments, understandings or arrangements by which Andover or any Andover Subsidiary is or may become bound to issue additional shares of Andover Common Stock or Common Stock Equivalents.  All of the outstanding shares of capital stock of Andover are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.  Except as set forth on Schedule 2.1(f), there are no stockholders agreements, voting agreements or other similar agreements with respect to Andover’s capital stock to which Andover is a party or, to the knowledge of Andover, between or among any of Andover’s stockholders.

(g)                                 SEC Reports; Financial Statements.  Except as set forth on Schedule 2.1(g), Andover has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since August 31, 2006 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “Andover SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such Andover SEC Reports prior to the expiration of any such extension.  As of their respective dates, each Andover SEC Report (i) was prepared in accordance and complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Andover SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  None of the Andover Subsidiaries are required to file any forms, reports or other documents with the SEC.  The consolidated financial statements of Andover and the Andover Subsidiaries included in the Andover SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the consolidated financial position of Andover and the Andover Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(h)                                 Material Changes.  Since the date of the latest audited annual consolidated financial statements included within the Andover SEC Reports, except as specifically disclosed in any subsequent Andover SEC Report: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect; (ii) none of Andover or the Andover Subsidiaries has incurred any material liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, and (B) liabilities not required to be reflected in Andover’s consolidated financial statements pursuant to GAAP or disclosed in filings made with the SEC; (iii) Andover has not materially altered its method of accounting; (iv) Andover has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) Andover has not issued any equity securities to any officer, director or Affiliate of Andover or any Andover Subsidiary.  Andover does not have pending before the SEC any request for confidential treatment of information.  Except as set forth on Schedule 2.1(h), no event, liability or development has occurred or exists with respect to Andover or any Andover Subsidiary or their respective business, properties, operations or financial condition, that is required to be disclosed by Andover by the Exchange Act.

(i)                                     Litigation.  Except as set forth on Schedule 2.1(i), there is no action, suit, inquiry, notice of violation, proceeding or investigation (collectively, an “Action”) pending or, to the knowledge of Andover, threatened against or affecting Andover, any Andover Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect.  Neither Andover nor any Andover Subsidiary, nor, to the knowledge of Andover, any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  There has not been, and to the knowledge of Andover, there is not pending or contemplated, any investigation by the SEC involving Andover or any current or, to the knowledge of Andover, former director or officer of Andover.  The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by Andover under the Securities Act.

(j)                                     Labor Relations.  Except as set forth on Schedule 2.1(j), no material labor dispute exists or, to the knowledge of Andover, is imminent with respect to any of the employees of Andover or any Andover Subsidiary which could be reasonably expected to result in a Material Adverse Effect.  None of Andover’s or Andover Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with Andover or any Andover Subsidiary, as the case may be, and neither Andover nor any Andover Subsidiary is a party to a collective bargaining agreement, and Andover believes that its and the Andover Subsidiaries’ relationships with their respective employees are good.  No employee of Andover or any Andover Subsidiary, including their respective executive officers, to the knowledge of Andover, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant, and, to the knowledge of Andover, the continued employment of each such executive officer does not subject Andover or any Andover Subsidiary to any liability with respect to any of the foregoing matters.  To the knowledge of Andover, Andover and the Andover Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, have a Material Adverse Effect.

(k)                                  Compliance.  Except as set forth on Schedule 2.1(k), neither Andover nor any Andover Subsidiary (i) is in material default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Andover or any subsidiary under), nor has Andover or any Andover Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) to the knowledge of Andover, is or has been in violation of any statute, rule or regulation of any Governmental Authority, including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as could not be expected to result in a Material Adverse Effect.

(l)                                     Regulatory Permits.  Andover and each Andover Subsidiary possess all Material Permits, except where the failure to possess such permits could not be expected to result in a Material Adverse Effect, and neither Andover nor any Andover Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(m)                               Title to Assets.  Andover and each Andover Subsidiary have good and marketable title in fee simple to all real property owned by them that is material to the business of Andover and each Andover Subsidiary and good and marketable title to all personal property owned by them that is material to the business of Andover and the  Andover Subsidiaries, in each case free and clear of all Liens, except for Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties and Liens set forth on Schedule 2.1(m).  Any real property and facilities held under lease by Andover and the Andover Subsidiaries are held by them under valid, subsisting and enforceable leases with which Andover and the Andover Subsidiaries are in compliance.

(n)                                 Patents and Trademarks.  Andover and each Andover Subsidiary have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with their respective businesses as described in the Andover SEC Reports and which the failure to so have could have a Material Adverse Effect (collectively, the “Andover Intellectual Property Rights”).  Neither Andover nor any Andover Subsidiary has received a notice (written or otherwise) that the Andover Intellectual Property Rights used by Andover or any Andover Subsidiary violates or infringes upon the rights of any Person unless such notice has been resolved without a Material Adverse Effect.  To the knowledge of Andover, all such Andover Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Andover Intellectual Property Rights.  Andover and each Andover Subsidiary have taken all security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expect to have a Material Adverse Effect.

(o)                                 Insurance.  Andover and each Andover Subsidiary are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which Andover and each Andover Subsidiary are engaged.  Neither Andover nor any Andover Subsidiary have any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(p)                                 Transactions With Affiliates and Employees.  Except as set forth in Schedule 2.1(p), none of the officers, directors or other Affiliates of Andover or any Andover Subsidiary, and, to the knowledge of Andover, none of the employees of Andover or any Andover Subsidiary is presently a party to any transaction with Andover or any Andover Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Andover, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $60,000 other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of Andover and (iii) for other employee benefits, including stock option agreements under any stock option plan of Andover or any Andover Subsidiary.

(q)                                 Sarbanes-Oxley; Internal Accounting Controls.  Andover is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002.  Andover and each Andover Subsidiary have established and maintain a system of internal control over financial reporting required by Rule 13a-15(f) or 15d-15(f) of the Exchange Act regarding the reliability of financial reporting and the preparation of its consolidated financial statements in accordance with GAAP.  Andover’s certifying officers evaluated the effectiveness of Andover’s internal controls as of the end of its most recent fiscal year as required by Item 308 or Item 308T of Regulation S-K and presented the report of such evaluation in its Annual Report on Form 10-K filed with the SEC.  Andover presented in its most recently filed periodic report under the Exchange Act the conclusions of its certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the end of the period covered by the report (the “Andover Evaluation Date”) as required by Item 307 of Regulation S-K.  Since the Andover Evaluation Date, there have been no changes in Andover’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, Andover’s internal control over financial reporting.

(r)                                    Certain Fees.  Except as set forth on Schedule 2.1(r), no brokerage or finder’s fees or commissions are or will be payable by Andover or any Andover Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents.  Neither CDIP nor MSMT shall have any obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 2.1(r) that may be due in connection with the transactions contemplated by the Transaction Documents.

(s)                                  Registration Rights.  Except as set forth on Schedule 2.1(s), no Person has any right to cause Andover or any Andover Subsidiary to effect the registration under the Securities Act of any securities of Andover or any Andover Subsidiary.

(t)                                    Listing and Maintenance Requirements.  Andover is obligated to file periodic reports under the Exchange Act pursuant to Section 13(a) or 15(d) of the Exchange Act, and Andover has not taken any action designed to, or which to its knowledge is likely to have the effect of, terminating such reporting obligation under the Exchange Act nor has Andover received any notification that the SEC is contemplating terminating such reporting obligation.  Except as set forth on Schedule 2.1(t), Andover has not, in the twenty four (24) months preceding the Effective Date, received notice from any Trading Market  on which the Andover Common Stock is or has been listed or quoted to the effect that Andover is not in compliance with the listing or maintenance requirements of such Trading Market.  Andover is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(u)                                 Tax Status.  Andover has timely filed all Tax Returns and/or extensions required by law to be filed with or supplied to any taxing authority with respect to the Taxes owed by Andover and the Andover Subsidiaries.  All such Tax Returns are true, correct and complete in all material respects.  Except as set forth on Schedule 2.1(u), all Taxes due and payable by Andover and all Andover Subsidiaries on or before the Closing Date have been paid or will be paid prior to the time they become delinquent.  All Taxes that Andover or any Andover Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental entity.  Andover has not been advised (i) that any of the Tax Returns have been or are being examined or audited as of the Effective Date, (ii) that any such examination or audit is currently threatened or contemplated, or (iii) of any deficiency in assessment or proposed judgment with to its or the Andover Subsidiaries’ Taxes.  Andover has no knowledge of any liability for any Taxes to be imposed upon its or the Andover Subsidiaries’ respective properties or assets as of the date of this Agreement that are not adequately provided for in the consolidated financial statements included in the Andover SEC Reports.  Andover has delivered or made available to CDIP and MSMT true and complete copies of all federal and state income Tax Returns, examination reports, and statements of deficiencies filed by, assessed against or agreed to by Andover or any of the Andover Subsidiaries in the past three years.  Andover has never been a member of a consolidated or affiliated group of corporations filing a consolidated or combined income Tax Return, nor does Andover or any Andover Subsidiary have any liability for Taxes of any other Person or entity.  Neither Andover nor any Andover Subsidiary is a party to any tax allocation or sharing arrangement or tax indemnity agreement.

(v)                                 Foreign Corrupt Practices.  Neither Andover, nor to the knowledge of Andover, any agent or other Person acting on behalf of Andover or any Andover Subsidiary, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Andover or any Andover Subsidiary (or made by any Person acting on its behalf of which Andover is aware) which is  in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(w)                               Auditors.  Andover’s auditors for the fiscal years ended December 31, 2006 and 2007 and ending December 31, 2008 are set forth on Schedule 2.1(w).  To the knowledge of Andover, each auditor on Schedule 2.1(w) is a registered public accounting firm as required by the Exchange Act and the rules and regulations of the SEC.

(x)                                   Disclosure.  All disclosure furnished by or on behalf of Andover to MSMT and CDIP regarding Andover, each Andover Subsidiary, their respective business and the transactions contemplated hereby, including the Andover Disclosure Schedules, with respect to the representations and warranties made herein are and will be true and correct with respect to such representations and warranties as of the Effective Date and as of the Closing Date and do not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(y)                                 Material Contracts.  Schedule 2.1(y) sets forth a true and complete list of all agreements, understandings, instruments, and contracts, proposed transactions (including a description of those currently being negotiated), judgments, orders, writs, or decrees to which Andover or any Andover Subsidiary is a party or, to its knowledge, by which it is bound that may involve:  (i) the sale of Andover’s or any Andover Subsidiary’s products or services to any customer, vendor, or provider (other than such contracts entered into in the ordinary course of business); (ii) obligations (contingent or otherwise) of, or payments to, Andover or any Andover Subsidiary in excess of $50,000; (iii) the license of any proprietary rights to or from Andover or any Andover Subsidiary (other than licenses arising from the purchase of “off the shelf” or other standard products); (iv) the development, administration, or distribution of Andover’s and any Andover Subsidiary’s products or services, including without limitation, any that involve any brokers or dealers; (v) provisions restricting or affecting the development, manufacture, or distribution of Andover’s or any Andover Subsidiary’s products or services or Andover’s or any Andover Subsidiary’s freedom to compete in any line of business; (vi) any joint venture or similar arrangement; (vii) any restriction or limitation on the ability of Andover or any Andover Subsidiary to pay dividends or make any other distributions or to repurchase, redeem, or otherwise acquire any of its equity securities; or (viii) indemnification by Andover or any Andover Subsidiary of any other person or entity (except as may be provided in the Transaction Documents) (each, an “Andover Material Contract”).  Andover has delivered or made available to CDIP and MSMT true and complete copies of each Andover Material Contract.  Each Andover Material Contract is in full force and effect and is binding and enforceable against the parties thereto in accordance with its terms, and Andover and each Andover Subsidiary, as the case may be, has performed in all material respects all obligations required to be performed by it under each Andover Material Contract, and no condition exists or events have occurred that, with or without the passage of time or giving of notice, would constitute a default by Andover or any Andover Subsidiary, as the case may be, under any Andover Material Contract.

(z)                                   Disclosure Documents; Andover Information.  The information relating to Andover and each Andover Subsidiary provided to MSMT for use in the Registration Statement will not, on the date the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made.  The information relating to Andover and each Andover Subsidiary provided to MSMT for use in the Information Statement will not, on the date the Information Statement is first mailed to MSMT’s stockholders or at the time of the MSMT Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by Andover with respect to the information that has been or will be supplied by CDIP or MSMT or their respective subsidiaries or their representatives for inclusion in the Registration Statement or the Information Statement.

2.2.                              Representations and Warranties of CDIP.  Except as set forth under the corresponding section of the disclosure schedules delivered to each of Andover and MSMT concurrently herewith (the “CDIP Disclosure Schedules”) which CDIP Disclosure Schedules shall be deemed a part hereof and to qualify any representation or warranty otherwise made herein to the extent of such disclosure, CDIP, hereby makes the representations and warranties set forth below to Andover and MSMT:

(a)                                  Subsidiaries.  All of the direct and indirect subsidiaries of CDIP are set forth on Schedule 1.1(a)(i).  Except as set forth on Schedule 1.1(a)(i), CDIP owns, directly or indirectly, all of the capital stock or other equity interests of each CDIP Subsidiary free and clear of any Liens, and all the issued and outstanding shares of capital stock of each CDIP Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b)                                 Organization and Qualification.  Except as set forth on Schedule 2.2(b),  CDIP and each CDIP Subsidiary is duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted.  Neither CDIP nor any CDIP Subsidiary is in violation or default of any of the provisions of its certificate or articles of incorporation, bylaws or other organizational or charter documents.  Each of CDIP and each CDIP Subsidiary is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c)                                  Authorization; Enforcement.  CDIP has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of each of the Transaction Documents by CDIP and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CDIP and no further action is required by CDIP, its Board of Directors or its stockholders in connection therewith other than in connection with the CDIP Required Approvals (as defined in Section 2.2(e) hereof).  Each Transaction Document has been (or upon delivery will have been) duly executed by CDIP and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of CDIP enforceable against CDIP in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d)                                 No Conflicts.  The execution, delivery and performance of the Transaction Documents by CDIP and the consummation by CDIP of the other transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of CDIP’s or any CDIP Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents or (ii) subject to the CDIP Required Approvals, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of CDIP or any CDIP Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument or other understanding to which CDIP or any CDIP Subsidiary is a party or by which any property or asset of CDIP or any CDIP Subsidiary is bound or affected, or (iii) subject to the CDIP Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Authority to which CDIP or a CDIP Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of CDIP or a CDIP Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e)                                  Filings, Consents and Approvals.  Neither CDIP nor any CDIP Subsidiary is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other Governmental Authority or other Person in connection with the execution, delivery and performance by CDIP of the Transaction Documents, other than the delivery of the notices and the receipt of the approvals set forth on Schedule 2.2(e) (collectively, the “CDIP Required Approvals”).

(f)                                    Capitalization.  The capitalization of CDIP is as set forth on Schedule 2.2(f).  Except as set forth on Schedule 2.2(f), no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents.  Except as set forth on Schedule 2.2(f), there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of CDIP Common Stock, or contracts, commitments, understandings or arrangements by which CDIP or any CDIP Subsidiary is or may become bound to issue additional shares of CDIP Common Stock or Common Stock Equivalents.  All of the outstanding shares of capital stock of CDIP are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.  Except as set forth on Schedule 2.2(f), there are no stockholders agreements, voting agreements or other similar agreements with respect to CDIP’s capital stock to which CDIP is a party or, to the knowledge of CDIP, between or among any of CDIP’s stockholders.

(g)                                 Financial Statements.  CDIP has delivered to Andover and MSMT: (a) an audited balance sheet of CDIP as at October 31, 2007 (the “CDIP Balance Sheet”), and the related audited statements of income, changes in stockholders’ equity and cash flows for the two fiscal years then ended, including in each case the notes thereto, together with the report thereon of KBL, LLP, CPA, independent certified public accountants for CDIP for the fiscal year ended October 31, 2007; (b) an audited balance sheet of CDIP as at October 31, 2006, and the related audited statements of income, changes in stockholders’ equity and cash flows for the two fiscal years then ended, including in each case the notes thereto, together with the report thereon of Wheeler Herman Hopkins & Lagor, CPA, independent certified public accountants for CDIP for the fiscal year ended October 31, 2007; (c) an audited balance sheet of Diabetic Plus, Inc. as at October 31, 2007, and the related audited statements of income, changes in stockholders’ equity and cash flows for the two fiscal years then ended, including in each case the notes thereto, together with the report thereon of KBL, LLP, CPA, independent certified public accountants for Diabetic Plus, Inc. for the fiscal year ended October 31, 2007; and (d) an unaudited balance sheet of CDIP as at April 30, 2008 (the “CDIP Interim Balance Sheet”) and the related unaudited statements of income, changes in stockholders’ equity and cash flows for the six months then ended including in each case the notes thereto.  Such financial statements fairly present the financial condition and the results of operations, changes in stockholders’ equity and cash flows of CDIP as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP.  The financial statements referred to in this Section 2.2(g) reflect and will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.  Except as set forth on Schedule 2.2(g), CDIP has no Liability except for Liabilities reflected or reserved against in the CDIP Balance Sheet or the CDIP Interim Balance Sheet and current liabilities incurred in the ordinary course of business of CDIP since the date of the CDIP Interim Balance Sheet.

(h)                                 Material Changes.  Since the date of the CDIP Interim Balance Sheet, except as specifically disclosed on Schedule 2.2(h): (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect; (ii) none of CDIP or the CDIP Subsidiaries has incurred any material liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in CDIP’s consolidated financial statements pursuant to GAAP; (iii) CDIP has not materially altered its method of accounting, (iv) CDIP has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) CDIP has not issued any equity securities to any officer, director or Affiliate of CDIP or any CDIP Subsidiary.

(i)                                     Litigation.  Except as set forth on Schedule 2.2(i), there is no Action pending or, to the knowledge of CDIP, threatened against or affecting CDIP, any CDIP Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect.  Neither CDIP nor any CDIP Subsidiary, nor, to the knowledge of CDIP, any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

(j)                                     Labor Relations.  No material labor dispute exists or, to the knowledge of CDIP, is imminent with respect to any of the employees of CDIP or any CDIP Subsidiary which could be reasonably be expected to result in a Material Adverse Effect.  None of CDIP or CDIP Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with CDIP or any CDIP Subsidiary, as the case may be, and neither CDIP nor any CDIP Subsidiary is a party to a collective bargaining agreement, and CDIP believes that its and each CDIP Subsidiaries’ relationships with their respective employees are good.  No employee of CDIP or any CDIP Subsidiary, including their respective executive officers, to the knowledge of CDIP, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant, and, to the knowledge of CDIP, the continued employment of each such executive officer does not subject CDIP or any CDIP Subsidiary to any liability with respect to any of the foregoing matters.  To the knowledge of CDIP, CDIP and CDIP Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, have a Material Adverse Effect.

(k)                                  Compliance.  Neither CDIP nor any CDIP Subsidiary (i) is in material default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by CDIP or any subsidiary under), nor has CDIP or any CDIP Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) to the knowledge of CDIP, is or has been in violation of any statute, rule or regulation of any Governmental Authority, including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as could not to result in a Material Adverse Effect.

(l)                                     Regulatory Permits. CDIP and each CDIP Subsidiary possess all Material Permits, except where the failure to possess such permits could not have or reasonably be expected to result in a Material Adverse Effect, and neither CDIP nor any CDIP Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(m)                               Title to Assets.  CDIP and each CDIP Subsidiary have good and marketable title in fee simple to all real property owned by them that is material to the business of CDIP and each CDIP Subsidiary and good and marketable title to all personal property owned by them that is material to the business of CDIP and the CDIP Subsidiaries, in each case free and clear of all Liens, except for Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties and Liens set forth on Schedule 2.2(m).  Any real property and facilities held under lease by CDIP and the CDIP Subsidiaries are held by them under valid, subsisting and enforceable leases with which CDIP and each CDIP Subsidiary are in compliance.

(n)                                 Patents and Trademarks.  CDIP and each CDIP Subsidiary have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with their respective businesses and which the failure to so have could have a Material Adverse Effect (collectively, the “CDIP Intellectual Property Rights”).  Neither CDIP nor any CDIP Subsidiary has received a notice (written or otherwise) that the CDIP Intellectual Property Rights used by CDIP or any CDIP Subsidiary violates or infringes upon the rights of any Person unless such notice has been resolved without a Material Adverse Effect.  To the knowledge of CDIP, all such CDIP Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the CDIP Intellectual Property Rights.  CDIP and each CDIP Subsidiary have taken all security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o)                                 Insurance.  CDIP and each CDIP Subsidiary are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which CDIP and each CDIP Subsidiary are engaged.  Neither CDIP nor any CDIP Subsidiary have any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(p)                                 Transactions With Affiliates and Employees.  Except as set forth in Schedule 2.2(p), none of the officers, directors or other Affiliates of CDIP or any CDIP Subsidiary, and, to the knowledge of CDIP, none of the employees of CDIP or any CDIP Subsidiary is presently a party to any transaction with CDIP or any CDIP Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of CDIP, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $60,000 other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of CDIP and (iii) for other employee benefits, including stock option or stock grant agreements under any stock option plan of CDIP or any CDIP Subsidiary.

(q)                                 Internal Controls.  CDIP maintains books and records reflecting its assets and Liabilities and maintains internal accounting controls that CDIP reasonably believes provide reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of CDIP in accordance with GAAP and to maintain accountability for CDIP’s consolidated assets; (iii) access to CDIP’s assets is permitted only in accordance with management’s authorization; (iv) the identification of CDIP’s assets is compared with existing assets as necessary to permit preparation of the consolidated financial statements of CDIP in accordance with GAAP and to maintain accountability for CDIP’s consolidated assets; (v) accounts, notes and other receivables and inventory are recorded accurately, and adequate procedures are implemented to effect the collection thereof on a timely basis; and (vi) there are adequate procedures in place regarding prevention or timely detection of unauthorized acquisition, use or disposition of CDIP’s assets.  As of the date of this Agreement, to CDIP’s knowledge, (x) there are no significant deficiencies in the design or operation of CDIP’s internal controls over financial reporting that could reasonably be expected to adversely affect in any material respect CDIP’s ability to record, process, summarize and report financial data or material weaknesses in internal controls over financial reporting and (y) there has been no fraud, whether or not material, that involved management or other employees of CDIP who have a significant role in CDIP’s internal controls over financial reporting.

(r)                                    Certain Fees.  Except as set forth on Schedule 2.2(r), no brokerage or finder’s fees or commissions are or will be payable by CDIP or any CDIP Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents.  Neither Andover nor MSMT shall have any obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 2.2(r) that may be due in connection with the transactions contemplated by the Transaction Documents.

(s)                                  Registration Rights.  Except as set forth on Schedule 2.2(s), no Person has any right to cause CDIP or any CDIP Subsidiary to effect the registration under the Securities Act of any securities of CDIP or any CDIP Subsidiary.

(t)                                    Intentionally Omitted.

(u)                                 Tax Status.  CDIP has timely filed all Tax Returns required by law to be filed with or supplied to any taxing authority with respect to the Taxes owed by CDIP and the CDIP Subsidiaries.  All such Tax Returns are true, correct and complete in all material respects.  All Taxes due and payable by CDIP and all CDIP Subsidiaries on or before the Closing Date have been paid or will be paid prior to the time they become delinquent.  All Taxes that CDIP or and CDIP Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental entity.  CDIP has not been advised (i) that any of the Tax Returns have been or are being examined or audited as of the Effective Date, (ii) that any such examination or audit is currently threatened or contemplated, or (iii) of any deficiency in assessment or proposed judgment with respect to its or the CDIP Subsidiaries’ Taxes.  CDIP has no knowledge of any liability for any Taxes to be imposed upon its or the CDIP Subsidiaries’ respective properties or assets as of the date of this Agreement that are not adequately provided for on the CDIP Balance Sheet.  CDIP has delivered or made available to Andover and MSMT true and complete copies of all federal and state income Tax Returns, examination reports, and statements of deficiencies filed by, assessed against or agreed to by CDIP or any of the CDIP Subsidiaries in the past three years.  Except as set forth on Schedule 2.2(u), CDIP has never been a member of a consolidated or affiliated group of corporations filing a consolidated or combined income Tax Return, nor does CDIP or any

CDIP Subsidiary have any liability for Taxes of any other Person or entity.  Neither CDIP nor any CDIP Subsidiary is a party to any tax allocation or sharing arrangement or tax indemnity agreement.

(v)                                 Foreign Corrupt Practices.  Neither CDIP, nor to the knowledge of CDIP, any agent or other person acting on behalf of CDIP or any CDIP Subsidiary, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by CDIP or any CDIP Subsidiary (or made by any person acting on its behalf of which CDIP is aware) which is  in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(w)                               Auditors.  CDIP’s auditors for its two most recent fiscal years and present fiscal year are set forth on Schedule 2.2(w).  Each auditor on Schedule 2.2(w) is a registered public accounting firm as required by the Exchange Act and the rules and regulations of the SEC.

(x)                                   Disclosure.  All disclosure furnished by or on behalf of CDIP to Andover and MSMT regarding CDIP, each CDIP Subsidiary, their respective businesses and the transactions contemplated hereby, including the CDIP Disclosure Schedules, with respect to the representations and warranties made herein are and will be true and correct with respect to such representations and warranties as of the Effective Date and as of the Closing Date and do not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(y)                                 Material Contracts.  Schedule 2.2(y) sets forth a true and complete list of all agreements, understandings, instruments, and contracts, proposed transactions (including a description of those currently being negotiated), judgments, orders, writs, or decrees to which CDIP or any CDIP Subsidiary is a party or, to its knowledge, by which it is bound that may involve:  (i) the sale of CDIP’s or any CDIP Subsidiary’s products or services to any customer, vendor, or provider (other than such contracts entered into in the ordinary course of business); (ii) obligations (contingent or otherwise) of, or payments to, CDIP or any CDIP Subsidiary in excess of $50,000; (iii) the license of any proprietary rights to or from CDIP or any CDIP Subsidiary (other than licenses arising from the purchase of “off the shelf” or other standard products); (iv) the development, administration, or distribution of CDIP’s and any CDIP Subsidiary’s products or services, including without limitation, any that involve any brokers or dealers; (v) provisions restricting or affecting the development, manufacture, or distribution of CDIP’s or any CDIP Subsidiary’s products or services or CDIP’s or any CDIP Subsidiary’s freedom to compete in any line of business; (vi) any joint venture or similar arrangement; (vii) any restriction or limitation on the ability of CDIP or any CDIP Subsidiary to pay dividends or make any other distributions or to repurchase, redeem, or otherwise acquire any of its equity securities; or (viii) indemnification by CDIP or any CDIP Subsidiary of any other person or entity (except as may be provided in the Transaction Documents)  (each, a “CDIP Material Contract”).  CDIP has delivered or made available to Andover and MSMT true and complete copies of each Material Contract.  Each Material Contract is in full force and effect and is binding and enforceable against the parties thereto in accordance with its terms, and CDIP and each CDIP Subsidiary, as the case may be, has performed in all material respects all obligations required to be performed by it under each Material Contract, and no condition exists or events have occurred that, with or without the passage of time or giving of notice, would constitute a default by CDIP or any CDIP Subsidiary, as the case may be, under any CDIP Material Contract.

(z)                                   Disclosure Documents; CDIP Information.  The information relating to CDIP and each CDIP Subsidiary to be contained in the Registration Statement will not, on the date the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made.  The information relating to CDIP and each CDIP Subsidiary to be contained in the Information Statement will not, on the date the Information Statement is first mailed to MSMT’s stockholders or at the time of the MSMT’s Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Information Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by CDIP with respect to the information that has been or will be supplied by Andover or MSMT or their respective subsidiaries or their representatives for inclusion in the Registration Statement or the Information Statement.

2.3.                              Representations and Warranties of MSMT.  Except as set forth under the corresponding section of the disclosure schedules delivered to each of Andover and CDIP concurrently herewith (the “MSMT Disclosure Schedules”) or as otherwise disclosed in the MSMT SEC Reports filed by MSMT which MSMT Disclosure Schedules and MSMT SEC Reports shall be deemed a part hereof and to qualify any representation or warranty otherwise made herein to the extent of such disclosure, MSMT, hereby makes the representations and warranties set forth below to Andover and CDIP:

(a)                                  Subsidiaries.  All of the direct and indirect subsidiaries of MSMT are set forth on Schedule 2.3(a) (each, an “MSMT Subsidiary” and collectively, the “MSMT Subsidiaries”).  Except as set forth on Schedule 2.3(a), MSMT owns, directly or indirectly, all of the capital stock or other equity interests of each MSMT Subsidiary free and clear of any Liens, and all the issued and outstanding shares of capital stock of each MSMT Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b)                                 Organization and Qualification.  Except as set forth on Schedule 2.3(b), MSMT and each MSMT Subsidiary is duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of incorporation or organization (as applicable), with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted.  Neither MSMT nor any MSMT Subsidiary is in violation or default of any of the provisions of its certificate or articles of incorporation, bylaws or other organizational or charter documents.  Each of MSMT and each MSMT Subsidiary is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c)                                  Authorization; Enforcement.  Except as set forth on Schedule 2.3(c), MSMT has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of each of the Transaction Documents by MSMT and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of MSMT and no further action is required by MSMT, its Board of Directors or its stockholders in connection therewith other than in connection with the MSMT Required Approvals (as defined in Section 2.3(e) hereof).  Each Transaction Document has been (or upon delivery will have been) duly executed by MSMT and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of MSMT enforceable against MSMT in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d)                                 No Conflicts.  Except as set forth on Schedule 2.3(d), The execution, delivery and performance of the Transaction Documents by MSMT and the consummation by MSMT of the other transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of MSMT’s or any MSMT Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents or (ii) subject to the MSMT Required Approvals, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of MSMT or any MSMT Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument or other understanding to which MSMT or any MSMT Subsidiary is a party or by which any property or asset of MSMT or any MSMT Subsidiary is bound or affected, or (iii) subject to the MSMT Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Authority to which MSMT or a MSMT Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of MSMT or a MSMT Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e)                                  Filings, Consents and Approvals.  Neither MSMT nor any MSMT Subsidiary is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other Governmental Authority or other Person in connection with the execution, delivery and performance by MSMT of the Transaction Documents, other than (i) the filing with the SEC of the Registration Statement and the Information Statement, (ii) any filings as are required to be made under applicable state securities laws; and (iii) than the delivery of the notices and the receipt of the approvals set forth on Schedule 2.3(e) (collectively, the “MSMT Required Approvals”).

(f)                                    Capitalization.  The capitalization of MSMT is as set forth on Schedule 2.3(f).  Except as set forth on Schedule 2.3(f), MSMT has not issued any capital stock since its most recently filed periodic report under the Exchange Act.  Except as set forth on Schedule 2.3(f), no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents.  Except as a result of the issuance of the MSMT Securities as contemplated by this Agreement or as set forth on Schedule 2.3(f), there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of MSMT Common Stock, or contracts, commitments, understandings or arrangements by which MSMT or any MSMT Subsidiary is or may become bound to issue additional shares of MSMT Common Stock or Common Stock Equivalents.  All of the outstanding shares of capital stock of MSMT are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.  Upon the filing and effectiveness of the MSMT Charter Amendment, the MSMT Common Stock (inclusive of the Escrow Shares) and MSMT Preferred Stock, when issued in compliance with the provisions of this Agreement, and the MSMT Common Stock, when issued in compliance with the provisions of the MSMT Preferred Stock, Assumed Options or Assumed Warrants, will have been in all such cases duly authorized and validly issued, will be fully paid and nonassessable, will have been issued in compliance with all applicable laws concerning the issuance of securities, and will be free and clear of any encumbrances (except any restrictions on transfer under applicable securities laws).  At the Closing, the MSMT Common Stock issuable upon conversion of the MSMT Preferred Stock and upon exercise of the Assumed Options and Assumed Warrants will be duly and validly reserved for issuance.  Except as set forth on Schedule 2.3(f), there are no stockholders agreements, voting agreements or other similar agreements with respect to MSMT’s capital stock to which MSMT is a party or, to the knowledge of MSMT, between or among any of MSMT’s stockholders.

(g)                                 SEC Reports; Financial Statements.  Except as set forth on Schedule 2.3(g), MSMT has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for two years preceding the Effective Date (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “MSMT SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such MSMT SEC Reports prior to the expiration of any such extension.  As of their respective dates, each MSMT SEC Report (i) was prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange

Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such MSMT SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  None of the MSMT Subsidiaries are required to file any forms, reports or other documents with the SEC.  The consolidated financial statements of MSMT and the MSMT Subsidiaries included in the MSMT SEC Reports complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the consolidated financial position of MSMT and the MSMT Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(h)                                 Material Changes.  Since the date of the latest audited annual consolidated financial statements included within the MSMT SEC Reports, except as specifically disclosed in any subsequent MSMT SEC Report:  (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect; (ii) none of MSMT or the MSMT Subsidiaries has incurred any material liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in MSMT’s consolidated financial statements pursuant to GAAP or disclosed in filings made with the SEC; (iii) MSMT has not materially altered its method of accounting; (iv) MSMT has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) MSMT has not issued any equity securities to any officer, director or Affiliate of MSMT or any MSMT Subsidiary.  MSMT does not have pending before the SEC and has not been granted by the SEC any request for confidential treatment of information, other than as set forth on Schedule 2.3(h).  Except as set forth on Schedule 2.3(h), no event, liability or development has occurred or exists with respect to MSMT or any MSMT Subsidiary or their respective business, properties, operations or financial condition, that is required to be disclosed by MSMT under the Exchange Act.

(i)                                     Litigation.  Except as set forth on Schedule 2.3(i), there is no Action pending or, to the knowledge of MSMT, threatened against or affecting MSMT, any MSMT Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect.  Neither MSMT nor any MSMT Subsidiary, nor, to the knowledge of MSMT, any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  There has not been, and to the knowledge of MSMT, there is not pending or contemplated, any investigation by the SEC involving MSMT or any current or, to the knowledge of MSMT, former director or officer of MSMT.  The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by MSMT under the Securities Act.

(j)                                     Labor Relations.  Except as set forth on Schedule 2.3(j), no material labor dispute exists or, to the knowledge of MSMT, is imminent with respect to any of the employees of MSMT or any MSMT Subsidiary which could be reasonably expected to result in a Material Adverse Effect.  None of MSMT’s or the MSMT Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with MSMT or any MSMT Subsidiary, as the case may be, and neither MSMT or any MSMT Subsidiary is a party to a collective bargaining agreement, and MSMT believes that its and the MSMT Subsidiaries’ relationships with their respective employees are good.  No employee of MSMT or any MSMT Subsidiary, including their respective executive officers, to the knowledge of MSMT, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant, and, to the knowledge of MSMT, the continued employment of each such executive officer does not subject MSMT or any MSMT Subsidiary to any liability with respect to any of the foregoing matters.  To the knowledge of MSMT, MSMT and the MSMT Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, have a Material Adverse Effect.

(k)                                  Compliance.  Except as set forth on Schedule 2.3(k), neither MSMT nor any MSMT Subsidiary (i) is in material default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by MSMT or any MSMT Subsidiary under), nor has MSMT or any MSMT Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) to the knowledge of MSMT, is or has been in violation of any statute, rule or regulation of any Governmental Authority, including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

(l)                                     Regulatory Permits.  Except as set forth on Schedule 2.3(l), MSMT and each MSMT Subsidiary possess all Material Permits, except where the failure to possess such permits could not have or reasonably be expected to result in a Material Adverse Effect, and neither MSMT nor any MSMT Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(m)                               Title to Assets.  MSMT and each MSMT Subsidiary have good and marketable title in fee simple to all real property owned by them that is material to the business of MSMT and each MSMT Subsidiary and good and marketable title in all personal property owned by them that is material to the business of MSMT and the  MSMT Subsidiaries, in each case free and clear of all Liens, except for Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties and Liens set forth on Schedule 2.3(m).  Any real property and facilities held under lease by MSMT and the MSMT Subsidiaries are held by them under valid, subsisting and enforceable leases with which MSMT and the MSMT Subsidiaries are in compliance.

(n)                                 Patents and Trademarks.  Except as set forth on Schedule 2.3(n), MSMT and each MSMT Subsidiary have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with their respective businesses as described in the MSMT SEC Reports and which the failure to so have could have a Material Adverse Effect (collectively, the “MSMT Intellectual Property Rights”).  Neither MSMT nor any MSMT Subsidiary has received a notice (written or otherwise) that the MSMT Intellectual Property Rights used by MSMT or any MSMT Subsidiary violates or infringes upon the rights of any Person unless such notice has been resolved without a Material Adverse Effect. To the knowledge of MSMT, all such MSMT Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the MSMT Intellectual Property Rights.  MSMT and each MSMT Subsidiary have taken all security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o)                                 Insurance.  Except as set forth on Schedule 2.3(o), MSMT and each MSMT Subsidiary are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which MSMT and each MSMT Subsidiary are engaged.  Neither MSMT nor any MSMT Subsidiary have any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(p)                                 Transactions With Affiliates and Employees.  Except as set forth in Schedule 2.3(p), none of the officers, directors or other Affiliates of MSMT or any MSMT Subsidiary, and, to the knowledge of MSMT, none of the employees of MSMT or any MSMT Subsidiary is presently a party to any transaction with MSMT or any MSMT Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of MSMT, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $60,000 other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of MSMT and (iii) for other employee benefits, including stock option agreements under any stock option plan of MSMT or any MSMT Subsidiary.

(q)                                 Sarbanes-Oxley; Internal Accounting Controls.  MSMT is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002.  Except as set forth in MSMT’s most recent periodic report filed with the SEC, MSMT and each MSMT Subsidiary have established and maintain a system of internal control over financial reporting required by

Rule 13a-15(f) or 15d-15(f) of the Exchange Act regarding the reliability of financial reporting and the preparation of its consolidated financial statements in accordance with GAAP.  MSMT’s certifying officers evaluated the effectiveness of MSMT’s internal controls as of the end of its most recent fiscal year as required by Item 308 or Item 308T of Regulation S-K and presented the report of such evaluation in its Annual Report on Form 10-KSB filed with the SEC.  MSMT presented in its most recently filed periodic report under the Exchange Act the conclusions of its certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the end of the period covered by the report (the “MSMT Evaluation Date”) as required by Item 307 of Regulation S-K.  Except as set forth on Schedule 2.3(q), since the MSMT Evaluation Date, there have been no changes in MSMT’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, MSMT’s internal control over financial reporting.

(r)                                    Certain Fees.  Except as set forth on Schedule 2.3(r), no brokerage or finder’s fees or commissions are or will be payable by MSMT or any MSMT Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents.  Neither Andover nor CDIP shall have any obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this section that may be due in connection with the transactions contemplated by the Transaction Documents.

(s)                                  Registration Rights.  Except as set forth on Schedule 2.3(s), no Person has any right to cause MSMT or any MSMT Subsidiary to effect the registration under the Securities Act of any securities of MSMT or any MSMT Subsidiary.

(t)                                    Listing and Maintenance Requirements.  MSMT is obligated to file periodic reports under the Exchange Act pursuant to Section 13(a) or 15(d) of the Exchange Act.  The MSMT Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and MSMT has not taken any action designed to, or which to its knowledge is likely to have the effect of, terminating such reporting obligation under the Exchange Act, nor has MSMT received any notification that the SEC is contemplating terminating such reporting obligation.  Except as set forth on Schedule 2.3(t), MSMT has not, in the twenty-four (24) months preceding the Effective Date, received notice from any Trading Market on which the MSMT Common Stock is or has been listed or quoted to the effect that MSMT is not in compliance with the listing or maintenance requirements of such Trading Market.  MSMT is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(u)                                 Tax Status.  Except as set forth on Schedule 2.3(u), MSMT has timely filed all Tax Returns required by law to be filed with or supplied to any taxing authority with respect to the Taxes owed by MSMT and the MSMT Subsidiaries. All such Tax Returns are true, correct and complete in all material respects.  All Taxes due and payable by MSMT and all MSMT Subsidiaries on or before the Closing Date have been paid or will be paid prior to the time they become delinquent.  All Taxes that MSMT or any MSMT Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental entity.  MSMT has not been advised (i) that any of the Tax Returns have been or are being examined or audited as of the date hereof, (ii) that any such examination or audit is currently threatened or contemplated, or (iii) of any deficiency in assessment or proposed judgment with respect to its or the MSMT Subsidiaries’ Taxes.  MSMT has no knowledge of any liability for any Taxes to be imposed upon its or the MSMT Subsidiaries’ respective properties or assets as of the date of this Agreement that are not adequately provided for in the consolidated financial statements included in the MSMT SEC Reports.  MSMT has delivered or made available to CDIP and Andover true and complete copies of all federal and state income Tax Returns, examination reports, and statements of deficiencies filed by, assessed against or agreed to by MSMT or any MSMT Subsidiary in the past three years.  MSMT has never been a member of a consolidated or affiliated group of corporations filing a consolidated or combined income Tax Return, nor does MSMT or any MSMT Subsidiary have any liability for Taxes of any other person or entity.  Neither MSMT nor any MSMT Subsidiary is a party to any tax allocation or sharing arrangement or tax indemnity agreement.

(v)                                 Foreign Corrupt Practices.  Except as set forth on Schedule 2.3(v), Neither MSMT, nor to the knowledge of MSMT, any agent or other person acting on behalf of MSMT or any MSMT Subsidiary, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by MSMT or any MSMT Subsidiary  (or made by any person acting on its behalf of which MSMT is aware) which is  in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(w)                               Auditors.  MSMT’s auditors for the fiscal years ended December 31, 2006 and 2007 and ending December 31, 2008  are set forth on Schedule 2.3(w).  To the knowledge of MSMT, each auditor on Schedule 2.3(w) is a registered public accounting firm as required by the Exchange Act and the rules and regulations of the SEC.

(x)                                   Disclosure.  Except as set forth on Schedule 2.3(x), All disclosure furnished by or on behalf of MSMT to Andover and CDIP regarding MSMT, each MSMT Subsidiary, their respective businesses and the transactions contemplated hereby, including the MSMT Disclosure Schedules, with respect to the representations and warranties made herein are and will be true and correct with respect to such representations and warranties as of the Effective Date and will be true and correct as of the Closing Date and do not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(y)                                 Material Contracts.  Schedule 2.3(y) sets forth a true and complete list of all agreements, understandings, instruments, and contracts, proposed transactions (including a description of those currently being negotiated), judgments, orders, writs, or decrees to which MSMT or any MSMT Subsidiary is a party or, to its knowledge, by which it is bound that may involve:  (i) the sale of MSMT’s or any MSMT Subsidiary’s products or services to any customer, vendor, or provider (other than such contracts entered into in the ordinary course of business); (ii) obligations (contingent or otherwise) of, or payments to, MSMT or any MSMT

Subsidiary in excess of $50,000; (iii) the license of any proprietary rights to or from MSMT or any MSMT Subsidiary (other than licenses arising from the purchase of “off the shelf” or other standard products); (iv) the development, administration, or distribution of MSMT’s and any MSMT Subsidiary’s products or services, including without limitation, any that involve any brokers or dealers; (v) provisions restricting or affecting the development, manufacture, or distribution of MSMT’s or any MSMT Subsidiary’s products or services or MSMT’s or any MSMT Subsidiary’s freedom to compete in any line of business; (vi) any joint venture or similar arrangement; (vii) any restriction or limitation on the ability of MSMT or any MSMT Subsidiary to pay dividends or make any other distributions or to repurchase, redeem, or otherwise acquire any of its equity securities; or (viii) indemnification by MSMT or any MSMT Subsidiary of any other person or entity (except as may be provided in the Transaction Documents) (each, an “MSMT Material Contract”).  Andover has delivered or made available to CDIP and Andover true and complete copies of each MSMT Material Contract.  Each MSMT Material Contract is in full force and effect and is binding and enforceable against the parties thereto in accordance with its terms, and MSMT and each MSMT Subsidiary, as the case may be, has performed in all material respects all obligations required to be performed by it under each MSMT Material Contract, and no condition exists or events have occurred that, with or without the passage of time or giving of notice, would constitute a default by MSMT or any MSMT Subsidiary, as the case may be, under any MSMT Material Contract.

(z)                                   Disclosure Documents; MSMT Information.  Except as set forth on Schedule 2.3(z), the Registration Statement will not, on the date the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made.  The Information Statement will not, on the date the Information Statement is first mailed to MSMT’s stockholders or at the time of the MSMT Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Information Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by MSMT with respect to the information that has been or will be supplied by Andover or CDIP or their respective subsidiaries or their representatives for inclusion in the Registration Statement or the Information Statement.

ARTICLE III

COVENANTS RELATING TO CONDUCT OF BUSINESS

3.1.                              Conduct of the Constituent Companies’ Businesses Pending the Closing Date.  During the period commencing on the Effective Date and ending at the Closing Date or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), each Constituent Company agrees (unless required to take such action pursuant to this Agreement or unless the other parties hereto have given their prior written consent) to, and to cause each of its respective subsidiaries to, carry on its business in the usual, regular and ordinary course consistent with past practice, including with respect to working capital management, pay its Liabilities and Taxes consistent with its respective past practices (and in any event when due) unless being contested in good faith by appropriate proceedings, pay or perform other material obligations when due consistent with its respective past practice (other than Liabilities, Taxes and other obligations, if any, contested in good faith through appropriate proceedings), and use commercially reasonable efforts to (x) preserve its present business organization, (y) keep available the services of its present officers and employees and (z) preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other persons having business dealings with it, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing business.  Without limiting the generality of the foregoing, during the Pre-Closing Period, each Constituent Company shall not do, cause or permit, and shall cause its subsidiaries not to do, cause or permit, any of the following actions, without the prior written consent of the other parties, except as expressly provided or permitted in or as contemplated by this Agreement:

(a)                                  (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities other than, in the case of clauses (i) through (iii) above, as required by law or the terms of such Constituent Company’s outstanding securities;

(b)                                 (i) authorize for issuance, issue, deliver or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or accelerate the vesting of any stock of any class or any other securities or equity equivalents other than pursuant to pre-existing terms (including, without limitation, stock appreciation rights) of such Constituent Company (other than issuances upon conversion or exercise of currently outstanding securities), or (ii) enter into any contract with respect to the foregoing, or (iii) permit any grants of restricted stock or issuance of similar stock-based employee rights;

(c)                                  cause, make or permit any change or amendment to the organizational documents of such Constituent Company or any of its subsidiaries, or change the authorized capital stock or equity interests of such Constituent Company or any of its subsidiaries;

(d)                                 (i) other than with respect to capitalized leases, incur any Indebtedness or guarantee any Indebtedness of another Person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of such Constituent Company or any of its subsidiaries, guarantee any debt securities of another Person, or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances or capital contributions to, or investment in, any other Person, other than a direct or indirect wholly-owned subsidiary of such Constituent Company, other than in the ordinary course of business consistent with past practice, or (iv) mortgage, pledge or otherwise encumber any material assets, or create or suffer any material encumbrance thereupon, except, in each case, in the ordinary course of business consistent with past practice pursuant to credit facilities in existence on the date hereof (or any extensions or renewals thereof);

(e)                                  (i) prepay any loans (if any) from its stockholders, officers or directors or any Person affiliated with any of the foregoing, (ii) amend its borrowing arrangements or (iii) waive, release or assign any material rights or claims, in each case, other than in the ordinary course of business consistent with past practice;

(f)                                    materially reduce the amount of any insurance coverage provided by its existing insurance policies;

(g)                                 materially change or implement accounting policies, methods or procedures, except as required by GAAP or applicable law;

(h)                                 (i) increase the annual or discretionary amounts of base salary, bonus compensation or any other form of compensation payable or to become payable to any officer, employee, agent or consultant of such Constituent Company or any of its subsidiaries, except in the ordinary course of business consistent with past practice, or (ii) grant or agree to grant or accelerate any right to any severance or termination pay or enter into any contract to make or grant any severance or termination pay or pay or agree to pay any bonus or other incentive compensation to any officer or employee, except in the ordinary course of business consistent with past practice;

(i)                                     enter into, establish, adopt or amend (except, in each case, (i) as may be required by applicable laws, or (ii) to satisfy contractual obligations existing as of the Effective Date, or (iii) in the ordinary course of business consistent with past practice), any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, or communicate any intention to take such foregoing actions, in respect of any director, officer or employee of such Constituent Company or any of its subsidiaries;

(j)                                     hire any employee or consultant with an annual salary in excess of $75,000 except in the ordinary course of business consistent with past practice;

(k)                                  make any material acquisition or capital expenditure in excess of $100,000 in the aggregate for such Constituent Company and its subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice;

(l)                                     sell, lease, license, pledge or otherwise dispose of, distribute or encumber any properties or assets of such Constituent Company or any of its subsidiaries other than in the ordinary course of business consistent with past practice;

(m)                               acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(n)                                 other than in the ordinary course of business consistent with past practice, enter into, modify, amend, violate or terminate any Material Contract (as such term is defined herein or under Item 601(b)(10) of Regulation S-K of the Exchange Act) or agreement to which such Constituent Company or any of its subsidiaries is party, or knowingly waive, release or assign any rights or claims (other than any write-off or other compromise of any accounts receivable of such Constituent Company or any of its subsidiaries in accordance with GAAP);

(o)                                 materially modify or terminate any Lease, except as set forth in Schedule 3.1(o);

(p)                                 acquire or dispose of any real property, except as set forth in Schedule 3.1(p);

(q)                                 settle or compromise any pending or threatened Action (whether or not commenced prior to the date of this Agreement) for an amount in excess of $100,000; or

(r)                                    agree, commit to or enter into any contract or arrangement to take any of the actions referred to in Section 3.1(a) through Section 3.1(q) above, or intentionally take any other action that would prevent such Constituent Company from performing, or cause such Constituent Company not to perform, any of its covenants and agreements hereunder.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1.                              Disclosure Documents.

(a)                                  As promptly as practicable after the date of this Agreement, MSMT shall prepare and file or cause to be filed with the SEC (i) an information statement pursuant to Section 14 of the Exchange Act (the “Information Statement”), relating to the vote of the requisite MSMT stockholders to consider the adoption and approval of this Agreement and the amendment and restatement of MSMT’s articles of incorporation to increase the number of authorized shares of MSMT Common Stock and to create the MSMT Preferred Stock (herein, the “MSMT Charter Amendment,” the form of which is attached hereto as Exhibit 4.1), and (ii) a registration statement on Form S-4 (or other appropriate form) (the “Registration Statement”) registering the MSMT Common Stock and the MSMT Common Stock underlying the MSMT Preferred Stock and the Assumed Warrants to be issued to the Target Companies pursuant to this Agreement.  MSMT shall use reasonable best efforts to cause the Registration Statement and Information Statement, as the case may be, to comply in all material respects in form and substance with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff with respect to the Registration Statement and Information Statement, as the case may be.  The Target Companies shall furnish all information concerning themselves and their subsidiaries, as applicable, as MSMT may reasonably request in connection with the preparation of the Information Statement and Registration Statement or which may be required under applicable law.  MSMT shall promptly notify the other parties upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Registration Statement or Information Statement, as

the case may be, shall consult with the other parties prior to responding to any such comments or requests or filing any amendment or supplement to the Registration Statement or Information Statement, as the case may be, and shall provide the other parties with copies of all correspondence between such party and its representatives on the one hand and the SEC and its staff on the other hand.  MSMT shall use reasonable best efforts (A) to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof; (B) to allow MSMT to file a definitive Information Statement with the SEC; (C) to obtain any necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement; and (D) to cause the Information Statement to be mailed to the MSMT’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.  Each Constituent Company will promptly inform MSMT of any material change in the information previously provided to MSMT pursuant to Section 4.1.

(b)                                 Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Registration Statement or Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, MSMT shall provide the Target Companies a reasonable opportunity to review and comment on such document or response and shall discuss with the Target Companies and include in such document or response, comments reasonably and promptly proposed by either Target Company.

(c)                                  MSMT will advise the Target Companies, promptly after MSMT receives written notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of MSMT Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

4.2.                              Constituent Companies’ Stockholder Meetings; Board Recommendation.

(a)                                  Andover Stockholders’ Meeting; Board Recommendation.

(i)                                     Promptly after the Registration Statement is declared effective under the Securities Act, Andover will take all action necessary in accordance with Delaware law and its certificate of incorporation and bylaws to call, hold and convene a meeting of its stockholders to consider the adoption and approval of this Agreement and the transactions contemplated hereby (the “Andover Stockholders’ Meeting”) to be held as promptly as reasonably practicable, and in any event (to the extent permissible under applicable law) within thirty (30) days after the mailing of the proxy statement relating thereto (the “Andover Proxy Statement”) to Andover’s stockholders.  Subject to Section 4.3(d), Andover will use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, and will take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by Delaware law to obtain such approvals.  Notwithstanding anything to the contrary contained in this Agreement, Andover may adjourn or postpone the Andover Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Andover Proxy Statement is provided to its stockholders in advance of a vote on this Agreement or, if as of the time for which the

Andover Stockholders’ Meeting is scheduled (as set forth in the Andover Proxy Statement) there are insufficient shares of Andover Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Andover Stockholders’ Meeting.  Andover shall ensure that the Andover Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Andover Stockholders’ Meeting are solicited in compliance with Delaware law, its certificate of incorporation and bylaws and all other applicable legal requirements.

(ii)                                  Except to the extent expressly permitted by Section 4.3(d): (A) the Board of Directors of Andover shall recommend that Andover’s stockholders vote at the Andover Stockholders’ Meeting in favor of the adoption and approval of this Agreement and the transactions contemplated hereby; and (B) the Andover Proxy Statement shall include a statement to the effect that the Board of Directors of Andover has recommended that Andover’s stockholders vote at the Andover Stockholders’ Meeting in favor of the adoption and approval of this Agreement and the transactions contemplated hereby.

(b)                                 CDIP Stockholders’ Meeting; Board Recommendation.

(i)                                     Promptly after the Registration Statement is declared effective under the Securities Act, CDIP will take all action necessary in accordance with Delaware law and its certificate of incorporation and bylaws to call, hold and convene a meeting of its stockholders to consider the adoption and approval of this Agreement and the transactions contemplated hereby (the “CDIP Stockholders’ Meeting”) to be held as promptly as reasonably practicable, and in any event (to the extent permissible under applicable law) within thirty (30) days after the mailing of the proxy statement relating thereto (the “CDIP Proxy Statement”) to CDIP’s stockholders.  Subject to Section 4.3(d), CDIP will use reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, and will take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by Delaware law to obtain such approvals.  Notwithstanding anything to the contrary contained in this Agreement, CDIP may adjourn or postpone the CDIP Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the CDIP Proxy Statement is provided to its stockholders in advance of a vote on the adoption and approval of this Agreement and the transactions contemplated hereby or, if as of the time for which the CDIP Stockholders’ Meeting is scheduled (as set forth in the CDIP Proxy Statement) there are insufficient shares of CDIP Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the CDIP Stockholders’ Meeting.  CDIP shall ensure that the CDIP Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the CDIP Stockholders’ Meeting are solicited in compliance with Delaware law, its certificate of incorporation and bylaws and all other applicable legal requirements.

(ii)                                  Except to the extent expressly permitted by Section 4.3(d): (A) the Board of Directors of CDIP shall recommend that CDIP’s stockholders vote at the CDIP Stockholders’ Meeting in favor of the adoption and approval of this Agreement and the transactions contemplated hereby; and (B) the CDIP Proxy Statement shall include a statement to the effect that the Board of Directors of CDIP has recommended that CDIP’s stockholders vote at the CDIP Stockholders’ Meeting in favor of the adoption and approval of this Agreement and the transactions contemplated hereby.

(c)                                  MSMT Stockholders’ Meeting; Board Recommendation.

(i)                                     Promptly after the Registration Statement is declared effective under the Securities Act, MSMT will take all action necessary in accordance with Nevada law and its articles of incorporation and bylaws to call, hold and convene a meeting of its stockholders to consider the adoption and approval of this Agreement and the transactions contemplated hereby (the “MSMT Stockholders’ Meeting,” collectively with the Andover Stockholders’ Meeting and the CDIP Stockholders’ Meeting, the “Stockholders’ Meetings”) to be held as promptly as reasonably practicable, and in any event (to the extent permissible under applicable law) within thirty (30) days after the mailing of the Information Statement to MSMT’s stockholders.  Subject to Section 4.3(d), MSMT will take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by Nevada law to obtain such approvals.  Notwithstanding anything to the contrary contained in this Agreement, MSMT may adjourn or postpone the MSMT Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Information Statement is provided to its stockholders in advance of a vote on the adoption and approval this Agreement and the transactions contemplated hereby or, if as of the time for which the MSMT Stockholders’ Meeting is scheduled (as set forth in the Information Statement) there are insufficient shares of MSMT Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the MSMT Stockholders’ Meeting.  MSMT shall ensure that the MSMT Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Stockholders’ Meeting are solicited in compliance with Nevada law, its articles of incorporation and bylaws and all other applicable legal requirements.

(ii)                                  Except to the extent expressly permitted by Section 4.3(d): (A) the Board of Directors of MSMT shall recommend that MSMT’s stockholders vote at the MSMT Stockholders’ Meeting in favor of the adoption and approval of this Agreement and the transactions contemplated hereby; and (B) the Information Statement shall include a statement to the effect that the Board of Directors of MSMT has recommended that MSMT’s stockholders vote at the MSMT Stockholders’ Meeting in favor of the adoption and approval of this Agreement and the transactions contemplated hereby.

(d)                                 Consent of Stockholders in Lieu of Meeting.  Notwithstanding Sections 4.2(a)(i), 4.2(b)(i) or 4.2(c)(i) and unless otherwise prohibited by a Constituent Company’s charter documents, bylaws, or applicable law, nothing contained herein shall preclude the stockholders of any Constituent Company from adopting and approving this Agreement and the transactions contemplated hereby without a meeting, without prior notice and without a vote, at such time as is deemed appropriate by such Constituent Company, if a consent or consents in writing shall be signed by holders of the outstanding capital stock of such Constituent Company having no less than the minimum number of votes that would be necessary to authorize or take such action at the applicable stockholders’ meetings at which the requisite number of shares of capital stock of such Constituent Company entitled to vote thereat were present and voted.

4.3.                              Acquisition Proposals.

(a)                                  No Solicitation.  Each Constituent Company agrees that none of it, any of its respective subsidiaries, or any of its or its respective subsidiaries’ officers or directors, shall, and that it shall use all reasonable efforts to cause its and its Affiliates, subsidiaries, agents and representatives (including any of its or its subsidiaries’ investment bankers, financial advisors, attorneys, accountants or other representatives) not to (and shall not authorize or permit any of them to), directly or indirectly: (i) solicit, initiate or knowingly induce any inquiry concerning any Acquisition Proposal; (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person other than its representatives (including any of its or its subsidiaries’ investment bankers, financial advisors, attorneys, accountants or other representatives) any nonpublic information with respect to, or take any other action to encourage any inquiries concerning the making of any proposal that constitutes or would reasonably be expected to lead to, any Acquisition Proposal; (iii) approve, endorse, recommend or make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal; or (iv) execute or enter into, or agree to execute or enter into, any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby, except in the case of clauses (ii), (iii) or (iv) to the extent specifically permitted pursuant to Sections 4.3(c) or 4.3(d).  Each Constituent Company and its respective subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations (including, without limitation, any such activities, discussions or negotiations conducted by its Affiliates, directors, officers, employees, agents and representatives (including any of its or its subsidiaries’ investment bankers, financial advisors, attorneys, accountants or other representatives) of such Constituent Company or any of its subsidiaries) with any third Persons conducted prior to the Effective Date with respect to the consideration of any Acquisition Proposal.  Each Constituent Company will exercise any rights under any confidentiality or non-disclosure agreements with any such third parties in connection with the consideration of any Acquisition Proposal to require the return or destruction of non-public information provided prior to the Effective Date by such Constituent Company, its subsidiaries or their agents and representatives, to any such third Persons.

(b)                                 Notification of Unsolicited Acquisition Proposals.  As promptly as practicable (and in any event no later than two (2) Business Days) after receipt of any Acquisition Proposal, any request for nonpublic information or inquiry that would reasonably be expected to lead to an Acquisition Proposal, or any other communication from any Person seeking to have discussions or negotiations with a Constituent Company relating to a possible Acquisition Proposal (the Constituent Company receiving an unsolicited Acquisition Proposal, request or inquiry or other communication is hereinafter referred to as the “Receiving Constituent Company”), the Receiving Constituent Company shall provide the other Constituent Companies with notice of such Acquisition Proposal, request or inquiry or other communication, including: (i) the material terms and conditions of such Acquisition Proposal, request or inquiry or other communication; and (ii) the identity of the Person or group making any such Acquisition Proposal, request or inquiry or other communication.  The Receiving Constituent Company shall provide the other Constituent Companies with two (2) Business Days prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is expected to consider any Acquisition Proposal or any such request or inquiry or other communication to consider providing nonpublic information to any such Person.  The Receiving Constituent Company shall notify the other Constituent Companies, in writing, of any decision of its Board of Directors as to whether to consider such Acquisition Proposal, request or inquiry or other communication or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide nonpublic information or data to any Person, which written notice shall be given as promptly as practicable after such meeting.

(c)                                  Superior Offers.  Notwithstanding anything to the contrary contained in Sections 4.2(a), 4.2(b) or 4.2(c), in the event that any Receiving Constituent Company receives, prior to the adoption and approval of this Agreement and the transactions contemplated hereby by the stockholders of such Receiving Constituent Company in accordance with applicable law, an unsolicited, bona fide written Acquisition Proposal from a third Person with respect to which such Receiving Constituent Company’s Board of Directors has in good faith concluded, after consultation with its outside legal counsel and its financial advisor, if any, that such Acquisition Proposal is, or is reasonably likely to result in, a Superior Offer, such Receiving Constituent Company may then (i) furnish nonpublic information to the third Person making such Acquisition Proposal, and (ii) engage in negotiations with the third Person with respect to such Acquisition Proposal; provided that:

(A)                              prior to furnishing any nonpublic information or entering into any negotiations or discussions with such third Person, such Receiving Constituent Company receives from such third Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third Person on such Receiving Constituent Company’s behalf; and

(B)                                the Board of Directors of such Receiving Constituent Company reasonably determines in good faith, after consultation with outside legal counsel, that the failure to provide such information or enter into such discussion or negotiations would reasonably be expected to result in a breach of the Board of Directors’ fiduciary duties to the stockholders of such Receiving Constituent Company under applicable law.

(d)                                 Change of Recommendation.  Notwithstanding anything to the contrary contained in Sections 4.2(a), 4.2(b) or 4.2(c), in response to the receipt of a Superior Offer, (i) the Board of Directors of the Receiving Constituent Company may withhold, withdraw, amend or modify its recommendation in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, and, may recommend in favor of a Superior Offer, and in the case of a Superior Offer that is a tender or exchange offer made directly to the stockholders of such Receiving Constituent Company, may recommend that the stockholders of such Receiving Constituent Company accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors of such Receiving Constituent Company or a committee thereof, a “Change of Recommendation”), (ii) such Receiving Constituent Company or its subsidiaries (including each of their respective directors, officers, employees, agents or other representatives) may approve, endorse, or recommend a Superior Offer, or (iii) such Receiving Constituent Company or any of its subsidiaries may execute or enter into or propose to execute or enter into any letter of intent or similar document or any contract, agreement or commitment (which may be conditioned on the termination of this Agreement) contemplating or otherwise relating to any Superior Offer or transaction contemplated thereby, if all of the following conditions in clauses (A) through (E) are met:

(A)                              the Board of Directors of such Receiving Constituent Company determines in good faith, after consultation with such Receiving Constituent Company’s financial advisor, if any, and outside legal counsel, that a Superior Offer has been made and not withdrawn;

(B)                                the stockholders of such Receiving Constituent Company have not previously adopted and approved this Agreement and the transactions contemplated hereby in accordance with applicable law;

(C)                                such Receiving Constituent Company shall have delivered to the other Constituent Companies written notice (a “Change of Recommendation Notice”) at least four (4) Business Days prior to publicly effecting such Change of Recommendation which shall state expressly (w) that such Receiving Constituent Company has received a Superior Offer; (x) the most recent terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer (and in the event such Receiving Constituent Company exercises its right to terminate this Agreement pursuant to Section 6.1(c), such Receiving Constituent Company shall provide to the other Constituent Companies a copy of the final agreement to be entered into in connection with the Superior Offer); (y) that such Receiving Constituent Company intends to effect a Change of Recommendation; and (z) that such Receiving Constituent Company agrees to reimburse the expenses of the other Constituent Companies as contemplated under Section 6.2;

(D)                               after delivering the Change of Recommendation Notice, such Receiving Constituent Company shall provide the other Constituent Companies with a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during such four (4) Business Day period, and negotiate in good faith with respect thereto during such four (4) Business Day period, as would enable such Receiving Constituent Company to proceed with its recommendation to its stockholders in favor of the adoption and approval of this Agreement and the transactions contemplated hereby without making a Change of Recommendation; and

(E)                                 the Board of Directors of such Receiving Constituent Company shall have determined (x) after consultation with its financial advisor, if any, that the terms of the Superior Offer are more favorable to the stockholders of such Receiving Constituent Company than the terms of this Agreement (as it may be adjusted pursuant to subsection (D) above), and (y) after consultation with outside legal counsel, the failure to effect a Change of Recommendation would reasonably be expected to result in a breach of the Board of Directors’ fiduciary duties to the stockholders of such Receiving Constituent Company under applicable law.

(e)                                  Compliance with Disclosure Obligations.  Nothing contained in this Agreement shall prohibit each Constituent Company or its respective Board of Directors from complying with the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(f)                                    Obligation to Call, Hold and Convene Stockholders’ Meetings.  Notwithstanding anything to the contrary contained in this Agreement, the obligation of any

Constituent Company to call, give notice of, convene and hold the Stockholders’ Meetings shall be terminated upon the commencement, disclosure, announcement or submission of any Change of Recommendation.

(g)                                 Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.3 were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed by the parties hereto that each of the Constituent Companies shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.3 by any other Constituent Company and to enforce specifically the terms and provisions hereof in any court of the United States or any state having competent jurisdiction, this being in addition to any other remedy to which any Constituent Company may be entitled at law or in equity.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or Affiliate of a Constituent Company shall be deemed to be a breach of this Agreement by such Constituent Company.

4.4.                              Board of Directors of MSMT.  Immediately following the Closing, the Board of Directors of MSMT shall in accordance with provisions contained in MSMT’s articles of incorporation and bylaws, take such action as necessary to (a) increase the size of the Board of Directors of MSMT to nine (9) directors and (b) elect Lowell M. Fisher, Jr. (Chairman of the Board), Shad Stastney, Christopher D. Phillips, Edwin A. Reilly, one designee of Frank Magliochetti, two (2) designees of Vicis Capital Master Fund and two (2) additional members who qualify as “independent directors” as that term is defined by a Senior Trading Market and who otherwise shall be reasonably acceptable to a majority of the other above-named nominees, to serve as members of its Board of Directors until December 31, 2009 or until their successors are duly qualified, seated and elected, or until their earlier resignation or removal.  Prior to Closing, MSMT shall prepare the information statement required by Rule 14f-1 promulgated under the Exchange Act (“14f-1 Information Statement”), and MSMT shall file the 14f-1 Information Statement with the SEC and mail the same to each of MSMT’s stockholders of record.  MSMT will use its reasonable best efforts to ensure that MSMT’s current directors will remain as directors of MSMT until the expiration of the ten (10) day period beginning on the date of the mailing of the 14f-1 Information Statement.

4.5.                              Officers of MSMT.  Immediately following the Closing, the Board of Directors of MSMT shall appoint and elect the individuals set forth on Schedule 4.5 to the corporate offices set forth opposite each persons name to serve in those capacities until their successors are duly elected, qualified and seated.

4.6.                              Third Party Consents and Regulatory Approvals.

(a)                                  Subject to the terms hereof and applicable law, each Constituent Company shall use their reasonable best efforts to:

(i)                                     take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii)                                  as promptly as practicable, obtain from any Governmental Authority or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by such Constituent Companies or any of their respective subsidiaries in connection with the authorization, execution, and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii)                               as promptly as practicable, make all necessary filings for such Constituent Company, and thereafter make any other required submissions for such Constituent Company, with respect to this Agreement required under (A) the Securities Act, the Exchange Act and any other applicable federal or state securities laws, and (B) any other applicable law; and

(iv)                              execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)                                 The Constituent Companies shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing parties and their advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith.  The Constituent Companies shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Registration Statement and Information Statement) in connection with the transactions contemplated by this Agreement.

(c)                                  Each Constituent Company shall use its reasonable best efforts to obtain the respective authorizations, consents, orders and approvals and to make filings from or with any Governmental Authority or other third party necessary for its respective execution and delivery of, and the performance of its respective obligations pursuant to, this Agreement.  The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals and shall promptly respond to any requests for additional information from any Governmental Authority.

4.7.                              Access and Investigation.  Between the Effective Date and the Closing Date, and upon reasonable advance written notice, each Constituent Company shall (a) afford the other Constituent Companies access, during regular business hours, to such Constituent Company’s personnel, properties, books and records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of such Constituent Company; (b) furnish the requesting Constituent Company with copies of all such books and records and other existing documents and data as the requesting Constituent Company may reasonably request; (c) furnish the requesting Constituent Company with such additional financial, operating and other relevant data and information as the requesting Constituent Company may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested, with the requesting Constituent Company’s investigation of the properties, assets and financial condition related to such Constituent Company.

4.8.                              Application for listing on Senior Trading Market; Reverse Stock Split.  At or before the Closing, MSMT shall prepare and submit a listing application to the New York Stock Exchange, the American Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market (a “Senior Trading Market”) covering the shares of MSMT Common Stock and shall use commercially reasonable best efforts to obtain approval for the listing of such shares of MSMT Common Stock on a Senior Trading Market; provided, however, that in no event shall the status of such application delay the Closing.  In furtherance of the same, to the extent necessary as determined by the MSMT Board of Directors, MSMT will effect a reverse stock split in order to satisfy certain pricing requirements of the Senior Trading Market.

4.9.                              Proxy Agreement.  Andover shall use its best efforts to obtain from the holders of a percentage of the Andover Common Stock acceptable to MSMT and CDIP a written proxy in favor of Vicis Capital Master Fund, the form of which is attached hereto as Exhibit 4.7 (the “Form of Proxy”).

4.10.                        Publicity.  So long as this Agreement is in effect, each Constituent Company shall not, nor shall any Constituent Company permit any of its respective subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement or filing concerning, the transactions contemplated by this Agreement without the prior written consent of all other parties, which consent shall not be unreasonably withheld or delayed, except as may be required by applicable law or the applicable rules of any stock exchange, in which case the party required to make the release, announcement, statement or filing shall use its reasonable best efforts to allow the other parties reasonable time to comment on such release, announcement, statement or filing in advance of such issuance.  Upon the execution of this Agreement and at the Closing, the Constituent Companies shall issue a mutually agreed upon press release announcing the transactions contemplated hereby.

4.11.                        Notification of Certain Events.  Each Constituent Company will give prompt written notice to the other Constituent Companies of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Reorganization or any of the other transactions contemplated by this Agreement, (b) any notice or other communication from any Governmental Authority in connection with the Reorganization or any of the other transactions contemplated by this Agreement, or (c) any litigation relating to, involving or otherwise affecting the Constituent Companies or any of their respective subsidiaries that relates to the Reorganization or any of the other transactions contemplated by this Agreement.

4.12.                        Breach of Representation and Warranty Concerning Capitalization.  In the event of a breach at any time of the representation and warranty concerning the capitalization of any Constituent Company contained in Sections 2.1(f), 2.2(f) or 2.3(f), as applicable, the number of MSMT Securities issuable by MSMT pursuant to the terms of this Agreement shall be adjusted, without the exchange of any additional consideration by the non-breaching Constituent Company, to that amount of MSMT Securities that should have been issued had such representation and warranty been true and correct at the time made so that the Constituent Company’s percentage interest in MSMT is not less than that which it was intended to be based upon the incorrect representation and warranty.

4.13.                        Takeover Statutes.  If any anti-takeover, control share acquisition, fair price, moratorium or other similar statute is or may become applicable to the Reorganization or the other transactions contemplated by this Agreement, each Constituent Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise take such lawful actions to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

4.14.                        Tax Treatment.  The Constituent Companies hereto acknowledge and agree that the transactions contemplated hereby are intended to qualify and to be treated as tax-free reorganizations under Sections 368(a)(1)(C) of the Code, and that this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the associated Treasury Regulations.  In furtherance of the same, each Constituent Company hereby makes the following representations, warranties and covenants, severally and not jointly, as applicable:

(a)                                  Each Target Company will retain only its corporate charter and those assets, if any, necessary to satisfy state minimum law capital requirements to maintain corporate existence (minimum capital).

(b)                                 MSMT will acquire at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by each Target Company immediately prior to the Closing Date.  For purposes of this calculation, the following shall be included as an asset of each Target Company held immediately prior to the Closing Date: (i) the corporate charter and minimum capital retained by each Target Company; (ii) amounts paid by each Target Company to any dissenting stockholder (if the Reorganization triggers dissenters’ rights); (iii) amounts used by each Target Company to pay its expenses associated with the Reorganization; (iv) amounts paid by each Target Company to its stockholders who receive cash or other property; and (v) all redemptions and distributions (except for regular, normal dividends) made by each Target Company immediately preceding the Closing Date.

(c)                                  The primary purpose for having each Target Company maintain its corporate existence under state law is to isolate each Target Company’s charter for resale to an Unrelated Purchaser.  As used herein, the term “Unrelated Purchaser” shall mean a purchaser that did not own, actually or constructively pursuant to Section 318(a) of the Code (as modified by Section 304(c)(3)), any stock of the Target Company prior to the Reorganization or does not own, any stock, actually or constructively pursuant to Section 318(a) of the Code (as modified by Section 304(c)(3)), of MSMT subsequent to the Reorganization.

(d)                                 Each Target Company will use its best efforts to be sold to an Unrelated Purchaser or dissolved under state law within twelve (12) months following the Closing Date.

(e)                                  The fair market value of MSMT Securities received by each Target Company (and ultimately distributed to each Target Company’s stockholders) will be approximately equal to the fair market value of the Target Company securities surrendered in the exchange.

(f)                                    There is no plan or intention by the stockholders of the Target Companies who own five percent (5%) or more of the capital stock of each Target Company, and to the best of the knowledge of each Target Company, there is no plan or intention on the part of the remaining stockholders of each Target Company to sell, exchange or otherwise dispose of MSMT Securities received in the Reorganization that would reduce the Target Company’s (and ultimately the Target Company’s stockholders, after effecting the distribution described in Section 1.8 hereof) ownership of MSMT Securities to a number of shares of capital stock that have a value, as of the Closing Date, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of each Target Company as of the Closing Date.  For purposes of this calculation, (i) shares of each Target Company exchanged for cash or other property, (ii) surrender to the Target Companies by any dissenting stockholder (if the Reorganization triggers dissenters’ rights), or (iii) exchanged for cash in lieu of fractional shares of MSMT Securities shall be included as outstanding Target Company capital stock on the Closing Date.  Moreover, shares of Target Company stock and shares of MSMT Securities held by Target Company stockholders and otherwise sold, redeemed or disposed of prior or subsequent to the Reorganization shall be considered in making this calculation.

(g)                                 MSMT has no plan or intention to reacquire any of the MSMT Securities issued in the Reorganization.

(h)                                 MSMT has no plan or intention to sell or otherwise dispose of any of the CDIP Purchased Assets or the Andover Purchased Assets acquired in the Reorganization, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.  Each Target Company will distribute the MSMT Securities (and any other property it receives in the Reorganization), and its other properties, in pursuance of the Reorganization.  The CDIP Assumed Liabilities and Andover Assumed Liabilities assumed by MSMT (and any liabilities to which the CDIP Purchased Assets or Andover Purchased Assets are subject) pursuant to Section 1.3 hereof, were incurred by each of CDIP and Andover, as applicable, in the ordinary course of business.

(i)                                     Following the Reorganization, MSMT will continue the historic business of the Target Companies or use a significant portion of the CDIP Purchased Assets and Andover Purchased Assets in its business.

(j)                                     There is no intercorporate Indebtedness existing between any of the Constituent Companies that was issued, acquired or will be settled at a discount.  None of the Constituent Companies is an investment company, as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

(k)                                  The fair market value of the CDIP Purchased Assets and Andover Purchased Assets transferred to MSMT will equal or exceed the sum of the CDIP Assumed Liabilities and the Andover Assumed Liabilities (such CDIP Assumed Liabilities and Andover

Assumed Liabilities inclusive of the amount of any liabilities to which the CDIP Purchased Assets and Andover Purchased Assets are subject).

(l)                                     None of the Constituent Companies is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

4.15.                        Other Actions by the Parties.  Each Constituent Company, at the request of the other parties, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby (including all action reasonably necessary to seek and obtain any and all approvals of any Governmental Authority or other Person required in connection with the Reorganization).

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

5.1.                              Conditions Precedent to Each Constituent Company’s Obligation to Close.  The respective obligations of each Constituent Company to consummate the transactions contemplated by this Agreement shall be subject to the conditions that at and as of the Closing Date: (a) there shall be no legal requirement, and no injunction or judgment shall have been entered by any Governmental Authority and not vacated, nor any Action or litigation instituted or threatened, to enjoin, restrain, prohibit or obtain damages in respect of, or that is related to, or arising out of, this Agreement, the consummation of the transactions contemplated hereby, the assets of any of the Constituent Companies or that is otherwise material to any Constituent Company’s business, and no Governmental Authority shall have enacted or enforced any statute, rule, regulation, executive order, decree or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplated hereby or that is otherwise material to the business or assets of any of the Constituent Companies; (b) no written notice shall have been received from any Governmental Authority indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement; (c) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority and no similar proceeding in respect of the Information Statement shall have been initiated or threatened by the SEC or any Governmental Authority; (d) there shall have been filed with and accepted by the Secretary of State of the State of Nevada the MSMT Charter Amendment; (e) this Agreement and the transactions contemplated hereby shall have been adopted and approved by the stockholders of each Constituent Company at the Stockholders’ Meetings (or by written consent) in accordance with each Constituent Company’s charter documents, bylaws and applicable law; (f) all consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Authority required to be obtained by the Constituent Companies in connection with the execution, delivery and performance of this Agreement shall have been obtained or made; (g) all consents required from third Persons that are listed on Schedules 2.1(e), 2.2(e) and 2.3(e), respectively, shall have been obtained, and each Constituent Company shall have provided the other Constituent Companies with reasonable evidence of such consent;

(h) this Agreement shall have been adopted and approved by the requisite affirmative vote of the holders of shares of Andover Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock, and CDIP Series C Preferred Stock and Series D Preferred Stock, in each case present and voting at duly call meeting or by written consent in accordance with applicable law and the respective certificates of incorporation and bylaws of Andover and CDIP, as applicable; (i) the MSMT Common Stock shall continue to be quoted on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority; and (j) the registration rights agreements set forth on Schedule 5.1(j) shall have been terminated.

5.2.                              Conditions Precedent to MSMT’s Obligation to Close.  In addition to the satisfaction of the conditions set forth in Section 5.1, the obligations of MSMT to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a)                                  Intentionally Omitted.

(b)                                 Representations and Warranties of Target Companies.

(i)                                     The representations and warranties of CDIP set forth in this Agreement and the certificates and other documents to be delivered by it as contemplated hereunder shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date); and

(ii)                                  The representations and warranties of Andover set forth in this Agreement and the certificates and other documents to be delivered by it as contemplated hereunder shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date).

(c)                                  Covenants of Target Companies.

(i)                                     CDIP shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date; and

(ii)                                  Andover shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date.

(d)                                 No Material Adverse Effect.

(i)                                     Since the Effective Date, no event or events have occurred which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on CDIP; and

(ii)                                  Since the Effective Date, no event or events have occurred which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on Andover.

(e)                                  Financial Statements.

(i)                                     CDIP Financial Statements.  No later than seven (7) Business Days prior to the Closing, MSMT shall have received an unaudited balance sheet of CDIP as at the end of the month no more than forty-five (45) days prior to the Closing Date (the “CDIP Closing Balance Sheet”) and the related unaudited statements of income, changes in the stockholders’ equity and cash flows for the period from November 1, 2007 to the date of the CDIP Closing Balance Sheet, including in each case the notes thereto.

(ii)                                  Andover Financial Statements.  No later than seven (7) Business Days prior to the Closing, MSMT shall have received an unaudited balance sheet of Andover as at the end of the month no more than forty-five (45) days prior to the Closing Date (the “Andover Closing Balance Sheet”) and the related unaudited statements of income, changes in the stockholders’ equity and cash flows for the period from January 1, 2008 to the date of the Andover Closing Balance Sheet, including in each case the notes thereto.

5.3.                              Conditions Precedent to Andover’s Obligation to Close.  In addition to the satisfaction of the conditions set forth in Section 5.1, the obligations of Andover to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a)                                  Intentionally Omitted.

(b)                                 Representations and Warranties of CDIP and MSMT.

(i)                                     The representations and warranties of MSMT set forth in this Agreement and the certificates and other documents to be delivered by it as contemplated hereunder shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date); and

(ii)                                  The representations and warranties of CDIP set forth in this Agreement and the certificates and other documents to be delivered by it as contemplated hereunder shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date).

(c)                                  Covenants of MSMT and CDIP.

(i)                                     MSMT shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date; and

(ii)                                  CDIP shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date.

(d)                                 No Material Adverse Effect.

(i)                                     Since the Effective Date, no event or events have occurred which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on MSMT; and

(ii)                                  Since the Effective Date, no event or events have occurred which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on CDIP.

(e)                                  Financial Statements.

(i)                                     CDIP Financial Statements.  No later than seven (7) Business Days prior to the Closing, Andover shall have received the CDIP Closing Balance Sheet and the related unaudited statements of income, changes in the stockholders’ equity and cash flows for the period from November 1, 2007 to the date of the CDIP Closing Balance Sheet, including in each case the notes thereto.

(ii)                                  MSMT Financial Statements.  No later than seven (7) Business Days prior to the Closing, Andover shall have received an unaudited balance sheet of MSMT as at the end of the month no more than forty-five (45) days prior to the Closing Date (the “MSMT Closing Balance Sheet”) and the related unaudited statements of income, changes in the stockholders’ equity and cash flows for the period from January 1, 2008 to the date of the MSMT Closing Balance Sheet, including in each case the notes thereto.

5.4.                              Conditions Precedent to CDIP’s Obligation to Close.  In addition to the satisfaction of the conditions set forth in Section 5.1, the obligations of CDIP to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a)                                  Intentionally Omitted.

(b)                                 Representations and Warranties of MSMT and Andover.

(i)                                     The representations and warranties of MSMT set forth in this Agreement and the certificates and other documents to be delivered by it as contemplated hereunder shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date); and

(ii)                                  The representations and warranties of Andover set forth in this Agreement and the certificates and other documents to be delivered by it as contemplated hereunder shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date).

(c)                                  Covenants of MSMT and Andover.

(i)                                     MSMT shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date; and

(ii)                                  Andover shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date.

(d)                                 No Material Adverse Effect.

(i)                                     Since the Effective Date, no event or events have occurred which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on MSMT; and

(ii)                                  Since the Effective Date, no event or events have occurred which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on Andover.

(e)                                  Financial Statements.

(i)                                     Andover Financial Statements.  No later than seven (7) Business Days prior to the Closing, CDIP shall have received the Andover Closing Balance Sheet and the related unaudited statements of income, changes in the stockholders’ equity and cash flows for the period from January 1, 2008 to the date of the Andover Closing Balance Sheet, including in each case the notes thereto.

(ii)                                  MSMT Financial Statements.  No later than seven (7) Business Days prior to the Closing, CDIP shall have received the MSMT Closing Balance Sheet and the related unaudited statements of income, changes in the stockholders’ equity and cash flows for the period from January 1, 2008 to the date of the MSMT Closing Balance Sheet, including in each case the notes thereto.

ARTICLE VI

TERMINATION

6.1.                              Events of Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

(a)                                  by mutual written consent of each of the Constituent Companies.

(b)                                 by any of the Constituent Companies at any time prior to the Closing Date: (i) if the Reorganization shall not have been consummated by December 31, 2008, not on account of any act or omission of such Constituent Company, (ii) if any order enjoining, restraining or otherwise prohibiting the Reorganization exists; or (iii) approval of any Constituent Company’s stockholders shall not have been obtained at any applicable Stockholders’ Meeting or any adjournment or postponement of any applicable Stockholders’ Meeting taken in accordance with this Agreement.

(c)                                  by any of the Constituent Companies if: (i) the Board of Directors of a Constituent Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to the other Constituent Companies its recommendation in favor of the approval and adoption of the Agreement and the transactions contemplated hereby by its stockholders; (ii) the Board of Directors of any Constituent Company or any committee thereof fails to reject or shall have approved or recommended any Superior Offer; (iii) any Constituent Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Superior Offer; or (iv) a tender or exchange offer relating to a Constituent Company’s securities shall have been commenced by a Person unaffiliated with the other Constituent Companies.

(d)                                 by any Constituent Company if any other Constituent Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is not capable of cure, or remains uncured thirty (30) days after the allegedly breaching Constituent Company’s receipt of written notice of any alleged breach, which notice shall specify in reasonable detail the circumstances claimed to provide the basis for such termination.

(e)                                  by any Constituent Company if any event or events have occurred which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on either or both of the other Constituent Companies.

6.2.                              Reimbursement of Expenses.  If this Agreement is terminated by any Constituent Company pursuant to Section 6.1(c), the Constituent Company that has taken (or caused to be taken or by failing to act has caused such action to occur) any of the actions set forth in clauses (i) through (iv) of Section 6.1(c) resulting in the termination of this Agreement shall be liable for and shall reimburse the other non-terminating Constituent Company’s for any and all expenses incurred through the effective date of termination relating to the Reorganization, including, without limitation, attorneys’, accountants’ and investment bankers’ fees.

6.3.                              Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after the adoption and approval of this Agreement and the transactions contemplated hereby by the Constituent Companies’ respective requisite stockholders; provided, however, that after any adoption and approval of this Agreement and the transactions contemplated hereby by the stockholders of any Constituent Company, no amendment of this Agreement shall be made that by law or in accordance with the rules of any stock exchange requires further adoption and approval by the stockholders of any Constituent Company without obtaining such adoption and approval.  Subject to the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

6.4.                              Extension; Waiver.  At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the adoption and approval of this Agreement and the transactions contemplated hereby by the stockholders of any Constituent Company, no extension or waiver of this Agreement or any portion thereof shall be made that by law requires further adoption and approval by the stockholders of any Constituent Company without obtaining such adoption and approval.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VII
MISCELLANEOUS

7.1.                              Survival.  The representations and warranties of each of Andover, CDIP and MSMT contained in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby until the date which is eighteen (18) months after the Closing Date except that representations and warranties respecting tax matters or claims shall survive for the period of the applicable statute of limitations in respect of such matters or claims.

7.2.                              Expenses.  Except as otherwise provided in Section 6.2, or as otherwise agreed to in writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

7.3.                              Notices.  All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery), mailed by prepaid registered or certified mail (return receipt requested), or by facsimile transmission (providing confirmation of transmission) addressed as follows:

(a)                                  If to Andover, to:

Andover Medical, Inc.

510 Turnpike Street, Suite 204,

N. Andover, Massachusetts 01845

Attn:  Edwin A. Reilly, Chief Executive Officer

Email: ereilly@andovermedical.com

with a copy to:

Elliot H. Lutzker

Phillips Nizer LLP

666 Fifth Avenue, Suite 2800

New York, NY 10103

Email: elutzker@phillipsnizer.com

(b)                                 If to CDIP, to:

Certified Diabetic Services, Inc.

3030 Horseshoe Drive South, Suite 200

Naples, Florida 34104

Attn:  Lowell M. Fisher, Jr., Chief Executive Officer

Email: lowellf@cdiabetic.com

with a copy to:

John N. Giordano, Esq.

Bush Ross, P.A.

1801 N. Highland Avenue

Tampa, Florida 33602

Email: jgiordano@bushross.com

(c)                                  If to MSMT, to:

Medical Solutions Management, Inc.

237 Cedar Hill Street,

Marlboro, Massachusetts 01752

Attn:  Lowell M. Fisher, Jr., Interim Chief Executive Officer

Email: lowellf@cdiabetic.com

with a copy to:

Andrew B. White, Esq.

Bingham McCutchen LLP

150 Federal Street

Boston, MA 02110

Email: andrew.white@bingham.com

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so delivered (if delivered personally) or on the date of confirmation of receipt; provided that any notice received at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.

7.4.                              Interpretation.  When a reference is made in this Agreement to sections, Exhibits, Andover Disclosure Schedules, CDIP Disclosure Schedules or MSMT Disclosure Schedules, such reference shall be to a section of, or Exhibit or Schedule to this Agreement unless otherwise indicated. No provision of this Agreement shall be construed to require any Constituent

Company or any of their respective subsidiaries or Affiliates to take any action that would violate applicable law, rule, or regulation.

7.5.                              Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

7.6.                              Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

7.7.                              Entire Agreement.  This Agreement, together with the Exhibits and Schedules hereto, and any documents delivered by the parties in connection herewith constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

7.8.                              Governing Law; Jurisdiction and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.  Each Constituent Company hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts, and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.  Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally with the State of Delaware.

7.9.                              Severability.  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal, and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

7.10.                        Assignment; Reliance of Other Parties.  Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of law or otherwise) without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.  This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies under or by reason of this Agreement.

7.11.                        Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the Delaware Courts, this being in addition to any other remedy to which they are entitled at law or in equity.

7.12.                        Definitions. Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

(a)                                  “14f-1 Information Statement” shall have the meaning set forth in Section 4.4.

(b)                                 “Action” shall have the meaning set forth in Section 2.1(i).

(c)                                  “Acquisition Proposal” shall mean any offer or proposal relating to any transaction or series of related transactions involving: (i) any purchase from such party or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a twenty percent (20%) interest in the total outstanding voting securities of any Constituent Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning twenty percent (20%) or more of the total outstanding voting securities of any Constituent Company or any of its subsidiaries, (ii) any merger, consolidation, business combination or similar transaction involving any Constituent Company or any of its subsidiaries, (iii) any sale, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of more than twenty percent (20%) of the assets of any Constituent Company (including its subsidiaries taken as a whole) or (iv) any liquidation or dissolution of any Constituent Company (provided, however, that the transactions between the other Constituent Companies and any such first Constituent Company contemplated by this Agreement shall not be deemed an Acquisition Proposal).

(d)                                 “Affiliate” shall mean any Person that, directly or indirectly through one (1) or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act.

(e)                                  “Agreement” shall mean this Asset Purchase Agreement and Plan of Reorganization.

(f)                                    “Andover” shall have the meaning set forth in the preamble to this Agreement.

(g)                                 “Andover Assignment, Release and Assumption Agreement” shall have the meaning set forth in Section 1.11(d).

(h)                                 “Andover Assumed Liabilities” shall have the meaning set forth in Section 1.3(b).

(i)                                     “Andover Bill of Sale” shall have the meaning set forth in Section 1.11(b).

(j)                                     “Andover Closing Balance Sheet” shall have the meaning set forth in Section 5.2(e)(ii).

(k)                                  “Andover Common Stock” shall have the meaning set forth in Section 1.4(b)(i).

(l)                                     “Andover Disclosure Schedules” shall have the meaning set forth in Section 2.1.

(m)                               “Andover Evaluation Date” shall have the meaning set forth in Section 2.1(q).

(n)                                 “Andover Excluded Assets” shall have the meaning set forth in Section 1.2(b).

(o)                                 “Andover Governmental Permits” shall have the meaning set forth in Section 1.1(b)(viii).

(p)                                 “Andover Intellectual Property Rights” shall have the meaning set forth in Section 2.1(n).

(q)                                 “Andover Material Contract”  shall have the meaning set forth in Section 2.1(y).

(r)                                    “Andover Options” shall have the meaning set forth in Section 1.6(b).

(s)                                  “Andover Pricing Ratio” shall mean 4.2800711 as may be adjusted pursuant to Section 1.10.

(t)                                    “Andover Proxy Statement” shall have the meaning set forth in Section 4.2(a)(i).

(u)                                 “Andover Purchased Assets” shall have the meaning set forth in Section 1.1(b).

(v)                                 “Andover Required Approvals”  shall have the meaning set forth in Section 2.1(e).

(w)                               “Andover SEC Reports”  shall have the meaning set forth in Section 2.1(g).

(x)                                   “Andover Stockholders’ Meeting” shall have the meaning set forth in Section 4.2(a)(i).

(y)                                 “Andover Subsidiary” and “Andover Subsidiaries” shall have the meaning set forth in Section 1.1(b)(i).

(z)                                   “Andover Warrants” shall have the meaning set forth in Section 1.5(b).

(aa)                            “Assumed Andover Options” shall have the meaning set forth in Section 1.6(b).

(bb)                          “Assumed Andover Warrants” shall have the meaning set forth in Section 1.5(b).

(cc)                            “Assumed CDIP Options” shall have the meaning set forth in Section 1.6(a).

(dd)                          “Assumed CDIP Warrants” shall have the meaning set forth in Section 1.5(a).

(ee)                            “Assumed Options” shall have the meaning set forth in Section 1.6(b).

(ff)                                “Assumed Warrants” shall have the meaning set forth in Section 1.5(b).

(gg)                          “Business Day” shall mean any day except Saturday, Sunday, or any day which shall be a federal legal holiday in the United States.

(hh)                          “CDIP” shall have the meaning set forth in the preamble to this Agreement.

(ii)                                  “CDIP Assignment, Release and Assumption Agreement”  shall have the meaning set forth in Section 1.11(c).

(jj)                                  “CDIP Assumed Liabilities”  shall have the meaning set forth in Section 1.3(a).

(kk)                            “CDIP Balance Sheet”  shall have the meaning set forth in Section 2.2(g).

(ll)                                  “CDIP Bill of Sale” shall have the meaning set forth in Section 1.11(a).

(mm)                      “CDIP Closing Balance Sheet” shall have the meaning set forth in Section 5.2(e)(i).

(nn)                          “CDIP Common Stock”  shall have the meaning set forth in Section 1.4(a)(i).

(oo)                          “CDIP Disclosure Schedules”  shall have the meaning set forth in Section 2.2.

(pp)                          “CDIP Excluded Assets”  shall have the meaning set forth in Section 1.2(a).

(qq)                          “CDIP Governmental Permits”  shall have the meaning set forth in Section 1.1(a)(viii).

(rr)                                “CDIP Interim Balance Sheet”  shall have the meaning set forth in Section 2.2(g).

(ss)                            “CDIP Intellectual Property Rights”  shall have the meaning set forth in Section 2.2(n).

(tt)                                “CDIP Material Contract”  shall have the meaning set forth in Section 2.2(y).

(uu)                          “CDIP Options” shall have the meaning set forth in Section 1.6(a).

(vv)                          “CDIP Pricing Ratio” shall mean 1.98296239 as may be adjusted pursuant to Section 1.10.

(ww)                      “CDIP Proxy Statement” shall have the meaning set forth in Section 4.2(b)(i).

(xx)                              “CDIP Purchased Assets” shall have the meaning set forth in Section 1.1(a).

(yy)                          “CDIP Required Approvals”  shall have the meaning set forth in Section 2.2(e).

(zz)                              “CDIP Stockholders’ Meeting” shall have the meaning set forth in Section 4.2(b)(i).

(aaa)                      “CDIP Subsidiary” and “CDIP Subsidiaries” shall have the meaning set forth in Section 1.1(a)(i).

(bbb)                   “CDIP Warrants” shall have the meaning set forth in Section 1.5(a).

(ccc)                      “Change of Recommendation” shall have the meaning set forth in Section 4.3(d).

(ddd)                   “Change of Recommendation Notice” shall have the meaning set forth in Section 4.3(d)(C).

(eee)                      “Closing” shall have the meaning as set forth in Section 1.11.

(fff)                            “Closing Date”  shall have the meaning as set forth in Section 1.11.

(ggg)                   “Code” shall mean the Internal Revenue Code of 1986, as amended.

(hhh)                   “Common Stock Equivalents” shall mean any securities of the Constituent Companies or the subsidiaries which would entitle the holder thereof to acquire at any time MSMT Common Stock or TC Common Stock, as applicable, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, common stock.

(iii)                               “Constituent Company” and “Constituent Companies” shall have the meaning set forth in the preamble to this Agreement.

(jjj)                               “Delaware Courts” shall have the meaning set forth in Section 7.8.

(kkk)                      “Effective Date” shall have the meaning set forth in the preamble to this Agreement.

(lll)                               “Escrow Agent” shall have the meaning set forth in the Escrow Agreement attached hereto as Exhibit 1.7.

(mmm)          “Escrow Agreement” shall have the meaning set forth in Section 1.7.

(nnn)                   “Escrow Shares” shall have the meaning set forth in Section 1.7.

(ooo)                   “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(ppp)                   “Excluded Assets” shall mean the CDIP Excluded Assets and Andover Excluded Assets.

(qqq)                   “Form of Proxy” shall have the meaning set forth in Section 4.9.

(rrr)                            “GAAP” shall mean United States generally accepted accounting principles.

(sss)                      “Governmental Authority” shall mean any United States or foreign, federal, state, or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

(ttt)                                                                            “Indebtedness” shall mean Liabilities (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services in the ordinary course of business), (iv) of others secured by (or which the holder of such Liabilities has an existing right, contingent or otherwise, to be secured by) any Encumbrance or security interest on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed, (v) under leases required to be accounted for as capital leases under GAAP, or (vi) guarantees relating to any such Liabilities. Notwithstanding the foregoing, for all purposes hereunder, Indebtedness shall not include any payables between any Constituent Company and its subsidiaries.

(uuu)                   “Information Statement” shall have the meaning set forth in Section 4.1(a).

(vvv)                   “Liabilities” shall mean all debts, obligations and other liabilities of any kind or nature (whether known, unknown, accrued, or not accrued, absolute or contingent, liquidated or unliquidated, due or to become due, asserted or unasserted or otherwise).

(www)             “Liens” shall mean a lien, security interest, encumbrance, mortgage, deed of trust, pledge, attachment, hypothecation or a financing statement filing under the Uniform Commercial Code or similar statute (except for those of the foregoing which arise by operation of law and do not materially interfere with the ownership or operation of the assets to which they relate) and with respect to capital stock, “Liens” shall mean, in addition to the foregoing, any charge, preemptive right or right of first refusal.

(xxx)                       “Material Adverse Effect” shall mean (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of any Constituent Company and its subsidiaries, taken as a whole, or (iii) a material adverse effect on any Constituent Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii)).

(yyy)                   “Material Permits” shall mean all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authority necessary to conduct business.

(zzz)                         “MSMT” shall have the meaning set forth in the preamble to this Agreement.

(aaaa)                “MSMT Charter Amendment” shall have the meaning set forth in Section 4.1(a).

(bbbb)            “MSMT Closing Balance Sheet” shall have the meaning set forth in Section 5.3(e)(ii).

(cccc)                “MSMT Common Stock” shall have the meaning set forth in the Background Section of this Agreement.

(dddd)            “MSMT Disclosure Schedules” shall have the meaning set forth in Section 2.3.

(eeee)                “MSMT Evaluation Date” shall have the meaning set forth in Section 2.3(q).

(ffff)                        “MSMT Intellectual Property Rights” shall have the meaning set forth in Section 2.3(n).

(gggg)            “MSMT Material Contract” shall have the meaning set forth in Section 2.3(y).

(hhhh)            “MSMT Preferred Stock” shall have the meaning set forth in Section 1.4(b)(ii).

(iiii)                            “MSMT Required Approvals” shall have the meaning set forth in Section 2.3(e).

(jjjj)                            “MSMT SEC Reports” shall have the meaning set forth in Section 2.3(g).

(kkkk)                “MSMT Securities” shall have the meaning set forth in Section 1.4(b)(ii).

(llll)                            “MSMT Stockholders’ Meeting” shall have the meaning set forth in  Section 4.2(c)(i).

(mmmm)    “MSMT Subsidiary” or “MSMT Subsidiaries” shall have the meaning set forth in Section 2.3(a).

(nnnn)            “New Andover Financing” shall mean that certain financing transaction between Andover and Vicis Capital Master Fund (“Vicis”) pursuant to which Vicis is investing the approximate amount of $1,000,000 in exchange for shares of a newly-created series of Andover preferred stock.

(oooo)            “New MSMT Financing” shall mean that certain financing transaction between MSMT and Vicis pursuant to which Vicis is investing the approximate amount of $7,900,000 in exchange for shares of a newly-created series of MSMT preferred stock.

(pppp)            “Person” shall mean an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(qqqq)            “Post-Closing Capitalization Table”  shall have the meaning set forth in Section 1.12.

(rrrr)                        “Pre-Closing Period” shall have the meaning set forth in Section 3.1.

(ssss)                “Receiving Constituent Company” shall have the meaning set forth in Section 4.3(b).

(tttt)                        “Registration Statement” shall have the meaning set forth in Section 4.1(a).

(uuuu)            “Reorganization” shall have the meaning set forth in the Background Section of this Agreement.

(vvvv)            “SEC” shall mean the Securities and Exchange Commission.

(wwww)                            “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated hereunder.

(xxxx)               “Senior Trading Market” shall have the meaning set forth in Section 4.8.

(yyyy)            “Series A Preferred Stock” shall have the meaning set forth in Section 1.4(b)(ii).

(zzzz)              “Series B Preferred Stock” shall have the meaning set forth in Section 1.4(a)(ii).

(aaaaa)          “Series C Preferred Stock” shall have the meaning set forth in Section 1.4(a)(ii).

(bbbbb)     “Stockholders’ Meeting” shall have the meaning set forth in Section 4.2(c)(i).

(ccccc)          “Superior Offer,” with respect to each Constituent Company, shall mean an unsolicited, bona fide Acquisition Proposal by a third Person or group on terms that the Board of Directors of such Constituent Company has in good faith concluded, after consultation with its outside legal counsel and financial advisor, if any, taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person or group making the offer, to be more favorable to such Constituent Company’s stockholders (in their capacities as stockholders) than the terms of this Agreement and is reasonably capable of being consummated.

(ddddd)     “Target Company” and “Target Companies” shall have the meaning set forth in the preamble to this Agreement.

(eeeee)          “Tax” shall mean any and all taxes, customs, duties, tariffs, deficiencies, assessments, levies, or other like governmental charges, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local, or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined, or any other basis; and such term shall include any interest, fines, penalties, or additional amounts attributable to, or imposed upon, or with respect to, any such amounts.

(fffff)                    “Tax Return” shall mean any report, return, document, declaration, election, schedule or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration, or other information.

(ggggg)     “TC Common Stock” shall have the meaning set forth in Section 1.4(b)(i).

(hhhhh)     “Trading Market” shall mean the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market, the OTC Bulletin Board, or “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices).

(iiiii)                         “Transaction Documents” shall mean this Agreement, the Escrow Agreement, the Form of Proxy and any other documents or agreements executed in connection with the transactions contemplated hereunder.

(jjjjj)                         “Unrelated Purchaser” shall have the meaning set forth in Section 4.14(c).

[SIGNATURE PAGE TO FOLLOW]

Dated:  July 25, 2008

MEDICAL SOLUTIONS MANAGEMENT, INC.		CERTIFIED DIABETIC SERVICES, INC.

By:	/s/ Marshall Sterman	By:	/s/ Lowell M. Fisher, Jr.
	Marshall Sterman,		Lowell M. Fisher, Jr.,
	Chairman of the Board of Directors		Chief Executive Officer

ANDOVER MEDICAL, INC.

		By:	/s/ Edwin A. Reilly
Edwin A. Reilly,
Chief Executive Officer

[ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION]

EXHIBIT LIST

Exhibit 1.7	Form of Escrow Agreement

Exhibit 1.11(a)	Form of CDIP Bill of Sale

Exhibit 1.11(b)	Form of Andover Bill of Sale

Exhibit 1.11(c)	Form of CDIP Assignment, Release and Assumption Agreement

Exhibit 1.11(d)	Form of Andover Assignment, Release and Assumption Agreement

Exhibit 1.11(e)	Form of Assignment of Intellectual Property

Exhibit 1.12	Post-Closing Capitalization Table

Exhibit 4.1	Form of Amended and Restated Articles of Incorporation of Medical Solutions Management Inc.

Exhibit 4.7	Form of Proxy